UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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GenCorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2001 Aerojet Road Rancho Cordova, CA 95742

February 15, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of GenCorp Inc., which will be held on March 27, 2013 at 9:00 a.m. Eastern time, at the Omni Berkshire Place, 21 East 52nd Street, New York, New York. Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.

We have elected to take advantage of the Securities and Exchange Commission’s rule that allows us to furnish our proxy materials to our shareholders over the Internet. We believe electronic delivery will expedite the receipt of materials and, by printing and mailing a smaller volume, will reduce the environmental impact of our annual meeting materials and help lower our costs. On or about February 15, 2013, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) will be mailed to our shareholders. This Notice contains instructions on how to access the Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders online. You will not receive a printed copy of these materials, unless you specifically request one. The Notice of Internet Availability contains instructions on how to receive a paper copy of the proxy materials. For those participants who hold shares of GenCorp’s common stock in the GenCorp Retirement Savings Plan, you will receive a full set of annual meeting materials and a proxy card by mail.

On behalf of the Board of Directors and the management of GenCorp Inc., I extend our appreciation for your continued support.

Very truly yours,

JAMES R. HENDERSON

Chairman of the Board

2001 Aerojet Road Rancho Cordova, CA 95742

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	9:00 a.m. Eastern time on Wednesday, March 27, 2013

PLACE:	The Omni Berkshire Place, 21 East 52nd Street, New York, New York

ITEMS OF BUSINESS:	1. To elect eight directors to our Board of Directors to serve until the 2014 annual meeting of shareholders and until their respective successors have been duly elected and qualified;

2. To consider and approve the 2013 Employee Stock Purchase Plan;

3. To consider and approve an advisory resolution regarding the compensation of GenCorp’s Named Executive Officers;

4. To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors of the Company for the fiscal year ending November 30, 2013; and

5. To consider and act on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

RECORD DATE:	You are entitled to vote at the 2013 Annual Meeting if you were a shareholder of record at the close of business on January 31, 2013.

ANNUAL MEETING ADMISSION:

In addition to a form of valid photo identification, you must bring evidence of your ownership of GenCorp common stock (which, if you are a beneficial holder, can be obtained from your bank, broker or other record holder of your shares) in order to be admitted.

PROXY VOTING:

It is important that your shares be represented and voted at the meeting. You may vote your shares by voting in person at the meeting, by Internet, by telephone or by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. Participants in the GenCorp Retirement Savings Plan must follow the voting instructions provided by Fidelity Management Trust Company. See details under the heading “How do I vote?”

INSPECTION OF LIST OF SHAREHOLDERS OF RECORD:	A list of the shareholders of record as of the record date will be available for inspection at the Annual Meeting.

By Order of the Board of Directors,

/s/    KATHLEEN E. REDD

Vice President,

Chief Financial Officer and Assistant Secretary

2001 Aerojet Road Rancho Cordova, CA 95742

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 27, 2013

GENERAL INFORMATION

The Board of Directors (the “Board”) of GenCorp Inc., an Ohio corporation (“GenCorp” or the “Company”) solicits the enclosed proxy for use at the Company’s 2013 annual meeting of shareholders (the “Annual Meeting”) to be held at the Omni Berkshire Place, 21 East 52nd Street, New York, New York on March 27, 2013 at 9:00 a.m. Eastern time.

FREQUENTLY ASKED QUESTIONS

WHY DID I RECEIVE THIS PROXY STATEMENT?

The Board is soliciting your proxy to vote at the Annual Meeting because you were a shareholder of the Company’s common stock, par value $0.10 per share (“Common Stock”), at the close of business (5:00 p.m. Eastern time) on January 31, 2013, (the “Record Date”) and therefore you are entitled to vote at the Annual Meeting. This Proxy Statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about the Company’s Board of Directors (“Directors”) and executive officers.

We are providing you with a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) and access to these proxy materials in connection with the solicitation by the Board of the Company to be used at the Annual Meeting and at any adjournment or postponement. The Notice of Internet Availability will be sent to shareholders of record and beneficial shareholders starting on or around February 15, 2013. The Proxy materials, including the Notice of Annual Meeting, Proxy Statement, and 2012 Annual Report, will be made available to shareholders on the Internet on February 15, 2013. For those participants who hold shares of GenCorp’s Common Stock in the GenCorp Retirement Savings Plan, you will receive a full set of annual meeting materials and a proxy card for those shares.

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THIS YEAR INSTEAD OF A FULL SET OF PROXY MATERIALS?

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we are providing access to the Company’s proxy materials over the Internet rather than printing and mailing them to all shareholders. We believe electronic delivery will expedite the receipt of these materials, reduce the environmental impact of our annual meeting materials and will help lower our costs. Therefore, the Notice of Internet Availability will be mailed to shareholders (or e-mailed, in the case of shareholders that have previously requested to receive proxy materials electronically) starting on or around February 15, 2013. The Notice of Internet Availability will provide instructions as to how shareholders may access and review the proxy materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. In addition, shareholders may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future shareholder meetings. Please note that, while our proxy materials are available at www.proxyvote.com referenced in the Notice of Internet Availability, no other information contained on the website is incorporated by reference in or considered to be a part of this Proxy Statement.

WHY DID I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY?

You may receive multiple Notices of Internet Availability if you hold your shares of GenCorp’s Common Stock in multiple accounts (such as through a brokerage account). If you hold your shares of GenCorp’s Common Stock in multiple accounts you should vote your shares as described in each separate Notice of Internet Availability you receive.

IF GENCORP IS UTILIZING NOTICE OF INTERNET AVAILABILILTY, WHY DID I RECEIVE A FULL SET OF ANNUAL MEETING MATERIALS AND A PROXY CARD?

For those participants who hold shares of GenCorp’s Common Stock in the GenCorp Retirement Savings Plan, you will receive a full set of annual meeting materials and proxy card for those shares. Fidelity Management Trust Company, (the “Trustee”), is not utilizing Notice of Internet Availability for the GenCorp Retirement Savings Plan participants.

WHAT AM I VOTING ON?

You are voting on the following items of business at the Annual Meeting:

•

To elect eight directors to our Board of Directors (the Board’s nominees are: Thomas A. Corcoran; James R. Henderson; Warren G. Lichtenstein; David A. Lorber; Merrill A. McPeak; James H. Perry; Scott J. Seymour; and Martin Turchin) to serve until the 2014 annual meeting of shareholders and until their respective successors have been duly elected and qualified (“Proposal 1”);

•	To consider and approve the 2013 Employee Stock Purchase Plan (“Proposal 2”);

•	To consider and approve an advisory resolution regarding the compensation of GenCorp’s Named Executive Officers (“Proposal 3”);

•

To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, as independent auditors of the Company for the fiscal year ending November 30, 2013 (“Proposal 4”); and

•	Any other matter that may properly be brought before the Annual Meeting.

WHO IS ENTITLED TO VOTE?

Shareholders of record as of the Record Date are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

WHAT ARE THE VOTING RECOMMENDATIONS OF THE BOARD?

The Board recommends that you vote your shares “FOR” each of the Board’s eight nominees standing for election to the Board; “FOR” approval of the 2013 Employee Stock Purchase Plan; “FOR” the advisory resolution regarding the compensation of GenCorp’s Named Executive Officers; and “FOR” the ratification of PwC, an independent registered public accounting firm, as independent auditors of the Company.

HOW DO I VOTE?

It is important that your shares are represented at the Annual Meeting whether or not you attend the meeting in person. To make sure that your shares are represented, we urge you to vote as soon as possible.

SHARES HELD IN THE GENCORP RETIREMENT SAVINGS PLAN

Please follow the voting instructions provided by Fidelity Management Trust Company, the Trustee. You may sign, date and return a voting instruction card to the Trustee or submit voting instructions by telephone or the Internet. If you provide voting instructions by mail, telephone, or the Internet, the Trustee will vote your shares as you have directed (or not vote your shares, if that is your direction). If you do not provide voting instructions, the Trustee will vote your shares in the same proportion as shares for which the Trustee has received voting instructions. You must submit voting instructions to the Trustee by no later than March 22, 2013 at 11:59 p.m. Eastern time in order for your shares to be voted as you have directed by the Trustee at the Annual Meeting. GenCorp Retirement Savings Plan participants may not vote their Plan shares in person at the Annual Meeting.

SHARES HELD BY YOU, YOUR BROKER, BANK OR OTHER HOLDER OF RECORD

You may vote in several different ways:

In person at the Annual Meeting

You may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proxy properly designating that person. If you are the beneficial owner of shares held in “street name,” you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

By telephone

You may vote by calling the toll-free telephone number indicated on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded.

By Internet

You may vote by going to the Internet web site indicated on your proxy card. Confirmation that your voting instructions have been properly recorded will be provided.

By mail

You may vote by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. A postage-paid envelope will be provided along with the proxy card.

Telephone and Internet voting for shareholders of record will be available until 11:59 p.m. Eastern time on March 26, 2013. A mailed proxy card must be received by March 26, 2013 in order to be voted at the Annual Meeting. The availability of telephone and Internet voting for beneficial owners of other shares held in “street name” will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions on the Notice of Internet Availability that you receive from them.

If you are mailed a set of proxy materials and a proxy card or voting instruction card and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

MAY I ATTEND THE MEETING?

All shareholders and properly appointed proxy holders may attend the Annual Meeting. Shareholders who plan to attend must present valid photo identification. If you hold your shares in a brokerage account, please also bring proof of your share ownership, such as a broker’s statement showing that you owned shares of the Company on the Record Date or a legal proxy from your broker or nominee. A legal proxy is required if you hold your shares in a brokerage account and you plan to vote in person at the Annual

Meeting. Shareholders of record will be verified against an official list available at the Annual Meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered directly in your name with GenCorp’s transfer agent, Computershare Shareowner Services, LLC, you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability has been sent to you directly by Broadridge Financial Solutions, Inc. If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian, including shares you may own as a participant in the Company’s Retirement Savings Plan, you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice of Internet Availability has been forwarded to you by or on behalf of your broker, bank, trustee or other holder who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee or other holder of record as to how to vote your shares by following their instructions for voting.

WHAT ARE BROKER NON-VOTES AND HOW ARE THEY COUNTED?

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions at least ten days before the Annual Meeting. If no instructions are given within that time frame, the nominees may vote those shares on matters deemed “routine” by the New York Stock Exchange (“NYSE”). On non-routine matters such as Proposal Nos. 1 through 3, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes are not counted for the purposes of determining the number of shares present in person or represented by proxy on a voting matter. For these reasons, please promptly vote by telephone, or Internet, or sign, date and return the voting instruction card your broker or nominee has enclosed, in accordance with the instructions on the card.

MAY I CHANGE MY VOTE?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Returning a later-dated, signed proxy card;

•	Sending written notice of revocation to the Company, c/o the Secretary;

•	Submitting a new, proper proxy by telephone, Internet or paper ballot, after the date of the earlier voted proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Directors are elected by a plurality of the votes cast at the Annual Meeting. Votes cast for a nominee will be counted in favor of election. Abstentions and broker non-votes will not count either in favor of, or against, election of a nominee. Proxies cannot be voted for a greater number of persons than the number of

Directors set by the Board for election. Proposals 2 through 4 will require the affirmative vote of a majority of all of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote on Proposals 2 through 4.

DO SHAREHOLDERS HAVE CUMULATIVE VOTING RIGHTS WITH RESPECT TO THE ELECTION OF DIRECTORS?

No. Shareholders do not have cumulative voting rights with respect to the election of Directors.

WHAT CONSTITUTES A QUORUM?

As of the Record Date, 60,556,327 shares of Common Stock were outstanding. A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum. Shares represented by a proxy that directs that the shares abstain from voting or that a vote be withheld on a matter and broker “non-votes” will be included at the Annual Meeting for quorum purposes. Shares represented by proxy as to which no voting instructions are given as to matters to be voted upon will be included at the Annual Meeting for quorum purposes.

WHAT IS THE COMPANY’S INTERNET ADDRESS?

The Company’s Internet address is www.GenCorp.com. You can access this Proxy Statement and the Company’s 2012 Annual Report on Form 10-K at this Internet address. The Company’s filings with the SEC are available free of charge via a link from this address. Copies are also available in print to any shareholder or other interested person who requests it by writing to Secretary, GenCorp Inc., 2001 Aerojet Road, Rancho Cordova, California 95742.

WILL ANY OTHER MATTERS BE VOTED ON?

As of the date of this Proxy Statement, our management knows of no other matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting and call for a vote of the shareholders, validly executed proxies in the enclosed form will be voted in accordance with the recommendation of the Board.

WHO IS SOLICITING PROXIES UNDER THIS PROXY STATEMENT?

The proxies being solicited hereby are being solicited by our Board. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

ARE THERE DISSENTER’S OR APPRAISAL RIGHTS?

The Company’s shareholders are not entitled to dissenter’s or appraisal rights under Ohio law in connection with any of the Items of Business.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended Code of Regulations provides for a Board of not less than seven or more than seventeen Directors, and authorizes the Board to determine from time to time the number of Directors within that range that will constitute the Board by the affirmative vote of a majority of the members then in office. The Board has fixed the number of Directors to be elected at the Annual Meeting at eight.

The Board has proposed the following nominees for election as Directors at the Annual Meeting: Thomas A. Corcoran; James R. Henderson; Warren G. Lichtenstein; David A. Lorber; Merrill A. McPeak; James H. Perry; Scott J. Seymour; and Martin Turchin. Each nominee elected as a Director will continue in office until the next annual meeting of shareholders at which their successor has been elected, or until his resignation, removal from office, or death, whichever is earlier.

The Board recommends a vote FOR the election of these nominees as Directors.

Director Qualifications and Experience

The Board, acting through the Corporate Governance & Nominating Committee, seeks a Board that, as a whole, possesses the experience, skills, background and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. The Corporate Governance & Nominating Committee reviews the size of the Board, the tenure of its Directors and their skills, backgrounds and experiences in determining the slate of nominees and whether to seek one or more new candidates. The Committee seeks directors with established records of significant accomplishments in business and areas relevant to the Company’s strategies. With respect to the nomination of continuing Directors for re-election, the individual’s contributions to the Board are also considered.

All of our Directors bring to our Board a wealth of executive leadership experience derived from their service as executives and, in some cases, chief executive officers of large corporations. They also bring extensive board experience. The process undertaken by the Corporate Governance & Nominating Committee in recommending qualified director candidates is described in the Director Nominations section on page 15.

Set forth below are the names and ages of the nominees for Directors and their principal occupations at present and for the past five years, as well as their particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director for the Company. Mr. Woods was not nominated for re-election to the Board. There are, to the knowledge of the Company, no agreements or understandings by which these individuals were so selected. No family relationships exist between any Directors or executive officers, as such term is defined in Item 402 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information concerning the nominees set forth below is given as of December 31, 2012.

THOMAS A. CORCORAN

Director since 2008

Mr. Corcoran has been a Senior Advisor of The Carlyle Group, a private equity investment firm, and the President of Corcoran Enterprises, LLC, a management consulting company, since 2001. Previously Mr. Corcoran was also the President and Chief Executive Officer (“CEO”) of Gemini Air Cargo, Inc., a cargo airline owned by The Carlyle Group, from 2001 to 2004. Prior to that, Mr. Corcoran was President and CEO of Allegheny Teledyne Incorporated, a diversified business from 1999 to 2000. Prior to that, Mr. Corcoran was President and Chief Operating Officer (“COO”) of Lockheed Martin’s Electronics and Space Sectors from 1993 to 1999. Mr. Corcoran began his career in 1967 at General Electric Company in various positions. In 1990, Mr. Corcoran was elected a corporate officer and rose to the number two position in G.E. Aerospace as Vice President and General Manager of G.E. Aerospace Operations. Mr. Corcoran is a director with L-3 Communications Holdings, Inc. (Chairman of the Audit Committee) and ARINC, Inc., a Carlyle Group company. Mr. Corcoran was a Director with Force Protection, Inc., REMEC, Inc., United Industrial Corporation, ONPATH Technologies, Inc. (Chairman), LaBarge, Inc. (Audit Committee member), Aer Lingus, Ltd. based in Dublin, Ireland and Serco, Ltd. based in Surry, UK. Mr. Corcoran serves as a director of American Ireland Fund, is on the board of trustees of Stevens Institute of Technology and is a trustee emeritus at Worcester Polytechnic Institute. Mr. Corcoran brings to the Board considerable industry knowledge gained from extensive experience as a senior executive in the aerospace industry. Mr. Corcoran also brings to the Board significant public company board experience, including service as a director of a Fortune 500 company. Mr. Corcoran currently serves as a member of the Organization & Compensation Committee. Age 68.

JAMES R. HENDERSON

Director since 2008

Mr. Henderson was a Managing Director and operating partner of Steel Partners LLC, a subsidiary of Steel Partners Holdings L.P., a global diversified holding company that owns and operates businesses and has significant interests in leading companies in a variety of industries, including diversified industrial products, energy, defense, banking, insurance, and food products and services, until April 2011. He was associated with Steel Partners LLC and its affiliates from August 1999 until April 2011. Mr. Henderson served as a director of DGT Holdings Corp., a manufacturer of proprietary high-voltage power conversion subsystems and components, from November 2003 until December 2011. Mr. Henderson also served as a director of SL Industries, Inc. (“SLI”), a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment, from January 2002 to March 2010. Mr. Henderson was an Executive Vice President of SP Acquisition Holdings, Inc. (“SPAH”), a company formed for the purpose of acquiring one or more businesses or assets, from February 2007 until October 2009. He was a director of Angelica Corporation, a provider of healthcare linen management services, from August 2006 to August 2008. Mr. Henderson was a director and CEO of the predecessor entity of Steel Partners Holdings L.P., WebFinancial Corporation (“WebFinancial”), from June 2005 to April 2008, President and COO from November 2003 to April 2008, and was the Vice President of Operations from September 2000 to December 2003. He was also the CEO of WebBank, a wholly-owned subsidiary of Steel Partners Holdings L.P., from November 2004 to May 2005. He was a director of ECC International Corp., a manufacturer and marketer of computer controlled simulators for training personnel to perform maintenance and operation procedures on military weapons, from December 1999 to September 2003 and was acting CEO from July 2002 to March 2003. He served as the Chairman of the Board of Point Blank Solutions, Inc. (“Point Blank”), a designer and manufacturer of protective body armor, from August 2008 until October 2011, CEO from June 2009 until October 2011, and was Acting CEO from April 2009 to May 2009. Mr. Henderson was also the CEO and Chairman of the Board of Directors of certain subsidiaries of Point Blank. On April 14, 2010, Point Blank and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 petitions are being jointly administered under the caption “In re Point Blank Solutions, Inc., et. al.” Case No. 10-11255, which case is ongoing. He has served as the CEO of Point Blank Enterprises, Inc., the successor to the business of Point Blank, from October 2011 to September 2012. Mr. Henderson serves as a Manager of the Board of Managers of Easton Development Company, LLC, a subsidiary of GenCorp. Mr. Henderson’s substantial experience advising and managing public companies provides the Board with well-developed leadership skills and ability to promote the best interests of shareholders. Mr. Henderson currently serves as Chairman of the Board and Chairman of the Corporate Governance & Nominating Committee. Age 55.

WARREN G. LICHTENSTEIN

Director since 2008

Mr. Lichtenstein has served as the Chairman of the Board and CEO of the general partner of Steel Partners Holdings L.P. since July 15, 2009. He is also the Chairman and CEO of Steel Partners LLC and has been associated with Steel Partners LLC and its affiliates since 1990. He is a Co-Founder of Steel Partners Japan Strategic Fund (Offshore), L.P., a private investment partnership investing in Japan, and Steel Partners China Access I LP, a private equity partnership investing in China. In 1993, he also co-founded Steel Partners II, L.P., a private investment partnership that is now a wholly-owned subsidiary of Steel Partners Holdings L.P. He has served as Chairman of the Board of Handy & Harman Ltd., a diversified manufacturer of engineered niche industrial products, since July 2005. He has served as a director of SLI since March 2010. He previously served as a director (formerly Chairman of the Board) of SLI from January 2002 to May 2008 and served as CEO from February 2002 to August 2005. Mr. Lichtenstein served as the Chairman of the Board, President and CEO of SPAH from February 2007 until October 2009. Mr. Lichtenstein has served as a director (currently Chairman of the Board) of Steel Excel Inc., a company whose business is expected to consist primarily of capital redeployment and identification of new, profitable operations in the sports, training, education, entertainment and lifestyle businesses, since October 2010. He served as a director of WebFinancial from 1996 to June 2005, as Chairman and CEO from December 1997 to June 2005 and as President from December 1997 to December 2003. From May 2001 to November 2007, Mr. Lichtenstein served as a director (formerly Chairman of the Board) of United Industrial Corporation, a company principally focused on the design, production and support of defense systems, which was acquired by Textron Inc. He served as a director of KT&G Corporation, South Korea’s largest tobacco company, from March 2006 to March 2008. Mr. Lichtenstein served as a director of Layne Christensen Company, a provider of products and services for the water, mineral, construction and energy markets, from January 2004 to October 2006. Mr. Lichtenstein is qualified to serve as a director due to his expertise in corporate finance, record of success in managing private investment funds and his service as a director of, and advisor to, a diverse group of public companies. Mr. Lichtenstein currently serves as a member of the Organization & Compensation Committee. Age 46.

DAVID A. LORBER

Director since 2006

Mr. Lorber is a Co-Founder and Portfolio Manager for FrontFour Capital Group LLC, a hedge fund since 2007. Mr. Lorber is also a Co-Founder and Principal of FrontFour Capital Corp. Previously, Mr. Lorber was a Senior Investment Analyst at Pirate Capital LLC, a hedge fund from 2003 to 2006. Prior to that, Mr. Lorber was an Analyst at Vantis Capital Management LLC, a money management firm and hedge fund from 2001 to 2003 and an Associate at Cushman & Wakefield, Inc. Mr. Lorber also serves as a Director of Huntingdon Capital Corp. Mr. Lorber served as a Director of Fisher Communications Inc. and as a Trustee of Huntingdon Real Estate Investment Trust and IAT Air Cargo Facilities Income Fund. Mr. Lorber brings to the Board significant financial and investment industry experience and experience as a public company director. Mr. Lorber currently serves as Chairman of the Organization & Compensation Committee and as a member of the Audit Committee. Age 34.

MERRILL A. McPEAK

Nominee

General McPeak (USAF, retired) was Chief of Staff of the U.S. Air Force and a member of the Joint Chiefs of Staff from October 1990 until October 1994. During this period, he was the senior officer responsible for organization, training and equipage of a combined active duty, National Guard, Reserve and civilian work force of over 850,000 people serving at 1,300 locations in the United States and abroad. As a member of the Joint Chiefs of Staff, he and the other service chiefs were military advisors to the Secretary of Defense, the National Security Council and the President of the United States. Following retirement from active service, General McPeak began a second career in business. Since 1995, General McPeak has been President of McPeak and Associates, a management consulting firm that is active as an investor, advisor and director of early development stage companies. A subsidiary, Lost Wingman Press, recently published Hangar Flying; book one of a planned three-volume memoir. General McPeak has long service as a director of public companies, including Tektronix, Inc. and Trans World Airlines, Inc. He was for several years Chairman of ECC International Corp. His current public company directorships include Genesis Biopharma (since 2011), focused on immunology for treatment of Stage IV metastatic melanoma, Derycz Scientific (since 2010), publishing and distributing scientific journal articles, Miller Energy Resources (since 2010), engaged in oil and gas exploration and production, and DGT Holdings Corp. (since 2005), a real estate business. He previously served as a director of Mosquito Consolidated Gold (Chairman, 2011-2012), Point Blank Solutions, Inc. (2008-2011), MathStar, Inc. (2005-2010), QPC Lasers (Vice Chairman, 2006-2009), and Gigabeam Corp. (2004-2009). From 2003 to 2012, General McPeak was Chairman of Ethicspoint, Inc., a Portland, Oregon-based startup that became a leading provider of risk management and compliance software-as-a-service. In February 2012, Ethicspoint was bought by a private equity firm, merged with other companies and rebranded as NAVEX Global. General McPeak remains a board member of NAVEX Global. He also currently serves as Chairman of Coast Plating, Inc., a Los Angeles-based, privately held provider of metal processing and finishing services, primarily to the aerospace industry. General McPeak received a Bachelor of Arts degree in economics from San Diego State College and a Master of Science degree in international relations from George Washington University. In 1992, San Diego State University honored General McPeak with its first ever Lifetime Achievement Award. In 1995, George Washington University gave him its Distinguished Alumni Award, the “George.” He was among the initial seven inductees to the Oregon Aviation Hall of Honor. He is a member of the Council on Foreign Relations, New York City. In 2008 and 2009, General McPeak was a national co-chairman of Obama for President. In 2011, he became Chairman of the American Battle Monuments Commission, the federal agency that oversees care and maintenance of 24 cemeteries abroad that constitute the final resting place for almost 125,000 American war dead. General McPeak will bring to the Board extensive experience in management consulting and a successful military career, including his position as Chief of Staff of the U.S. Air Force and a member of the Joint Chiefs of Staff. Age 76.

JAMES H. PERRY

Director since 2008

Mr. Perry has been a self-employed financial consultant since 2008. Previously, Mr. Perry served as Vice President of United Industrial Corporation, which, through its wholly-owned subsidiary AAI Corporation, designs, produces and supports aerospace and defense systems, from 1998 to 2007, as Chief Financial Officer (“CFO”) from 1995 to 2007, as Treasurer from 1994 to 2005, and as Controller from 2005 to 2007. Mr. Perry served as CFO of AAI Corporation from 2000 to 2007, as Treasurer from 2000 to 2005, and as Vice President from 1997 to 2007. Mr. Perry, a certified public accountant, held various positions in the Assurance practice of Ernst & Young LLP, a global leader in assurance, tax, transaction and advisory services, from 1987 to 1994. Mr. Perry’s background as a financial consultant, senior executive and certified public accountant provides the Board with sophisticated financial expertise and oversight. Mr. Perry currently serves as Chairman of the Audit Committee and as a member of the Organization & Compensation Committee. Age 51.

SCOTT J. SEYMOUR

Director since 2010

Mr. Seymour has served as President and CEO of the Company since January 2010. He served as President of Aerojet-General Corporation (“Aerojet”) from January 2010 until August 2012. Prior to that, Mr. Seymour had served as a consultant to Northrop Grumman Corporation, a global defense and technology company (“Northrop”), since March 2008. Mr. Seymour joined Northrop in 1983. Prior to becoming a consultant in March 2008, Mr. Seymour most recently served as Corporate Vice President and President of Integrated Systems Sector of Northrop from 2002 until March 2008. Mr. Seymour also served as Vice President, Air Combat Systems, Vice President and B-2 Program Manager and Vice President, Palmdale Operations, of Northrop, from 1998 to 2001, 1996 to 1998 and 1993 to 1996, respectively. Prior to joining Northrop, Mr. Seymour was involved in the manufacture and flight-testing of F-14A, EF-111A and F/A-18A aircraft for each of Grumman Aerospace Corporation and McDonnell Aircraft Company. Mr. Seymour is a member of the National Museum United States Air Force Board of Managers and the Board of the Air Warrior Courage Foundation. He is also a member of the Florida Institute of Technology Board of Trustees and a director of the Astronauts Memorial Foundation. Mr. Seymour serves as a Manager of the Board of Managers of Easton Development Company, LLC, a subsidiary of GenCorp. Mr. Seymour’s extensive experience as a senior executive provides the Board with significant operational expertise and an in-depth knowledge of the aerospace and defense industry. Age 62.

MARTIN TURCHIN

Director since 2008

Mr. Turchin is a Vice-Chairman of CB Richard Ellis, the world’s largest real estate services company, a position he has held since 2003. Previously, Mr. Turchin served as a Vice-Chairman of a subsidiary of Insignia Financial Group, a real estate brokerage, consulting and management firm from 1996 to 2003. Prior to that, Mr. Turchin was a principal and Vice-Chairman of Edward S. Gordon Company, a real estate brokerage, consulting and management firm from 1985 to 1996. Mr. Turchin has been a director of Boston Properties, a real estate investment trust, for more than ten years. Mr. Turchin held various positions with Kenneth E. Laub & Company, Inc., a real estate company, where he was involved in real estate acquisition, financing, leasing and consulting from 1971 to 1985. Mr. Turchin also serves as a trustee for the Turchin Family Charitable Foundation. Mr. Turchin serves as a Manager of the Board of Managers of Easton Development Company, LLC, a subsidiary of GenCorp. Mr. Turchin’s considerable experience in the real estate industry and service as a director of public companies provides the board with valuable expertise in real estate matters and experience in advising companies. Mr. Turchin currently serves as a member of the Audit Committee and as a member of the Corporate Governance & Nominating Committee. Age 71.

The Board unanimously recommends that shareholders vote FOR each of these nominees as Directors by executing and returning the proxy card or voting by one of the other ways indicated thereon. Proxies solicited by the Board will be so voted unless shareholders specify otherwise.

Voting for Directors

The Company has no provision for cumulative voting in the election of Directors. Therefore, holders of Common Stock are entitled to cast one vote for each share held on the Record Date for each of the candidates for election. Directors are elected by a plurality of the votes cast at the Annual Meeting; however, the Board has adopted a majority vote policy. Pursuant to such policy, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” for his election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his resignation after such election for consideration by the Corporate Governance & Nominating Committee. In determining its recommendation to the Board, the Corporate Governance & Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders “withheld” votes for election from such Director (if ascertainable), the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of the Company and our shareholders. Within 90 days thereafter, the Board, taking into account the recommendation of the Corporate Governance & Nominating Committee and such additional information and factors that the Board believes to be relevant, must determine whether to accept or reject the resignation. The Director that tendered the resignation shall not participate in the consideration or determination of whether to accept such resignation. The Board shall disclose by press release its decision to accept or reject the resignation and, if applicable, the reasons for rejecting the resignation. If a majority of the Corporate Governance & Nominating Committee members receive a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote will appoint a committee of independent Directors to consider the resignation offers and recommend to the Board whether to accept or reject them.

Votes cast for a nominee will be counted in favor of election. Abstentions and broker non-votes will not count either in favor of, or against, election of a nominee. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the Board’s nominees, unless authorization to do so is withheld. Proxies cannot be voted for a greater number of persons than the number of Directors set by the Board for election. If, prior to the Annual Meeting, a nominee becomes unable to serve as a Director for any reason, the proxy holders reserve the right to substitute another person of their choice in such nominee’s place and stead. It is not anticipated that any nominee will be unavailable for election at the Annual Meeting.

Retirement Policy

On January 30, 2013, the Board approved the elimination of the mandatory retirement policy for Directors.

Meetings of the Board

The Board held 11 meetings during fiscal year 2012. All of the Directors who served during fiscal year 2012 attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which they served and to which they were invited in fiscal year 2012. All of the Board’s nominees for election at the Annual Meeting are expected to attend the Annual Meeting. All of the Directors nominated for election at the 2012 annual meeting of shareholders were present at such meeting.

Meetings of Non-Employee Directors

Non-employee Directors (consists of all Directors other than Mr. Seymour), all of whom are independent, meet in executive session as part of each regularly scheduled Board meeting. In 2012, the Chairman of the Board presided at all such executive sessions. In the event of the Chairman’s absence, another non-employee Director is chosen to preside.

Board Leadership Structure

In February 2007, as part of its ongoing commitment to corporate governance, the Board made a decision to separate the positions of Chairman of the Board and CEO. Prior to February 2007, the positions of Chairman of the Board and CEO were historically held by the same person. In March 2007, the Company’s shareholders approved the Board’s recommendations to amend the Company’s Amended Code of Regulations (the “Code of Regulations”) to allow the Board the flexibility to choose whether to elect a non-executive Chairman, who would not be an officer of the Company, or have one person serve in both capacities. Since March 2007, the Board has appointed a non-executive to serve as Chairman of the Board.

Pursuant to the Company’s corporate governance guidelines, the duties of the non-executive Chairman of the Board include:

•	preparing the agenda for Board meetings in consultation with the CEO;

•	presiding over all meetings of the shareholders and Board, including all executive sessions of the independent Directors;

•	serving as liaison between the CEO and the Board;

•	collaborating with senior management to provide timely information to the Board; and

•	collaborating with the Organization & Compensation Committee to review the performance of the CEO.

As directors continue to have increasingly more oversight responsibilities, the Company believes it is beneficial to have an independent Chairman whose sole responsibility is leading the Board, leaving the CEO’s main focus on the Company’s business goals and promoting both short-term and long-term growth.

Pursuant to the Code of Regulations and the Company’s corporate governance guidelines, the Board determines the leadership structure of the Company. As part of the Board’s annual self-evaluation process, the Board evaluates the Company’s leadership structure to ensure that it provides the optimal structure for the Company and shareholders. At this time, the Board believes the current leadership structure, with Mr. Seymour serving as CEO and Mr. Henderson serving as Chairman of the Board, is the most advantageous for the Company. However, the Board recognizes that there is no single, generally accepted approach to providing corporate leadership, and the Company’s leadership structure may change in the future as circumstances warrant.

Board Role in Risk Oversight

Management has the primary responsibility for identifying and managing the risks facing the Company, subject to the oversight of the Board. The Board strives to effectively oversee the Company’s enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the shareholders. The Board of Directors understands that its focus on effective risk oversight is critical to setting the Company’s tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand the Company’s risk philosophy by having discussions with management to establish a mutual understanding of the Company’s overall appetite for risk. The Company’s Board of Directors maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages the Company’s most significant risk exposures. The Company’s Board receives frequent updates from management about the Company’s most significant risks so as to enable it to evaluate whether management is responding appropriately.

The Board of Directors relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. The Audit Committee periodically discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Organization & Compensation Committee helps the Board to identify the Company’s exposure to any risks potentially created by our compensation programs and practices. The Corporate Governance & Nominating Committee oversees risks relating to the Company’s corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these committees is required to regularly report on its actions and to make recommendations to the Board, including recommendations to assist the

Board with its overall risk oversight function. The Board retains oversight responsibility for all subject matters not specifically assigned to a committee, including risks presented by the Company’s business strategy, competition, regulation, general industry trends, and capital structure.

Determination of Independence of Directors

The Board has determined that to be considered independent, a Director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a Director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders. In making its assessment of independence, the Board considers any and all material relationships not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has or has had an affiliation, or those relationships which may be material, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board also considers whether a Director was an employee of the Company within the last five years. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent” Director, including those set forth in pertinent listing standards of the NYSE as in effect from time to time. The NYSE’s listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, the Board has affirmatively determined that each of the Board’s nominees, other than Mr. Seymour, have no material relationships with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

To determine the independence of its Directors, the Company examined the following NYSE listing standards, which provide that a director is not independent if:

•

the director is, or has been within the last three years, an employee of the listed Company, or an immediate family member is, or has been within the last three years, an executive officer of the listed Company;

•

the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(a) the director is a current partner or employee of a firm that is the listed Company’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the listed Company’s audit; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed Company’s audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from, the listed Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other listed Company’s consolidated gross revenues.

Each of the Board’s nominees, other than Mr. Seymour, has been determined to be “independent” by the NYSE listing standards.

Board Committees

The Board maintains three standing committees: the Audit Committee; the Corporate Governance & Nominating Committee; and the Organization & Compensation Committee. In addition, non-standing committees include the Pricing Committee, the Authorization Committee, and the Benefits Management Committee. Assignments to, and chairs of, the committees are recommended by the Corporate Governance & Nominating Committee and approved by the Board. All committees report on their activities to the Board. Each standing committee operates under a charter approved by the Board. The charters for each of the standing committees are posted on the Company’s web site at www.GenCorp.com and are available in print to any shareholder or interested party who requests them by writing to Secretary, GenCorp Inc., 2001 Aerojet Road, Rancho Cordova, California 95742.

The following table provides the membership and total number of meetings held by each standing committee of the Board in fiscal year 2012:

Name	Audit	Corporate Governance & Nominating	Organization & Compensation
Thomas A. Corcoran			X
James R. Henderson		X*
Warren G. Lichtenstein			X
David A. Lorber	X		X*
James H. Perry	X*		X
Scott J. Seymour
Martin Turchin	X	X
Robert C. Woods	X	X
Total meetings in fiscal year 2012	7	2	6

*	Committee Chairman

The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards. The Board has also determined that Mr. Perry is an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee reviews and evaluates the scope of the audits to be performed by, the adequacy of services performed by, and the fees and compensation of, the independent auditors. The Audit Committee also reviews the Company’s audited financial statements with management and with the Company’s independent auditors and recommends to the Board to include the audited financial statements in the Annual Report on Form 10-K; approves in advance all audit and permitted non-audit services to be provided by the independent auditors; reviews and considers matters that may have a bearing upon continuing audit or independence; prepares the report of the Audit Committee to be included in the Company’s Proxy Statement; appoints the independent auditors to examine the consolidated financial statements of the Company; reviews and evaluates the scope and appropriateness of the Company’s internal audit function, internal audit plans and system of internal controls; reviews and evaluates the appropriateness of the Company’s selection or application of accounting principles and practices and financial reporting; receives periodic reports from the internal audit and law departments; and reviews and oversees the Company’s compliance with legal and regulatory requirements.

The Corporate Governance & Nominating Committee periodically reviews and makes recommendations to the Board concerning the criteria for selection and retention of Directors, the composition of the Board (including the Chairman of the Board), the structure and function of Board committees, and the retirement policy of Directors. The Corporate Governance & Nominating Committee also assists in identifying, and recommends to the Board, qualified candidates to serve as Directors of the Company and considers and makes recommendations to the Board concerning Director nominations submitted by shareholders. The Corporate Governance & Nominating Committee also periodically reviews and advises the Board regarding significant matters of public policy, including proposed actions by foreign and domestic governments that may significantly affect the Company; reviews and advises the Board regarding adoption or amendment of major Company policies and programs relating to matters of public policy; monitors the proposed adoption or amendment of significant environmental legislation and regulations and advises the Board regarding the impact such proposals may have upon the Company and, where appropriate, the nature of the Company’s response thereto; periodically reviews and advises the Board regarding the status of the Company’s environmental policies and performance under its environmental compliance programs; and periodically reviews and reports to the Board regarding the status of, and estimated liabilities for, environmental remediation. The Board has determined that each member of the Corporate Governance & Nominating Committee meets all applicable independence requirements under the NYSE listing standards.

The Organization & Compensation Committee advises and recommends to the independent Directors the total compensation of the President and CEO. The Organization & Compensation Committee delegated to the President and CEO, the final authority to establish the 2012 base salaries of the other executives of the Company within limits previously reviewed by the Organization & Compensation Committee with the President and CEO. The Organization & Compensation Committee also administers the Company’s deferred compensation plan and the GenCorp Amended and Restated 2009 Equity and Performance Incentive Plan (the “2009 Incentive Plan”). The Organization & Compensation Committee periodically reviews the organization of the Company and its management, including major changes in the organization of the Company and the responsibility of management as proposed by the CEO; monitors executive development and succession planning; reviews the effectiveness and performance of senior management and makes recommendations to the Board concerning the appointment and removal of officers; periodically reviews the compensation philosophy, policies and practices of the Company and makes recommendations to the Board concerning major changes, as appropriate; annually reviews changes in the Company’s employee benefit, savings and retirement plans and reports thereon to the Board; and approves, and in some cases recommends to the Board for approval, the compensation of officers, and executives of the Company. The Organization & Compensation Committee also reviews and makes recommendations to the Board regarding the compensation and benefits for Directors. The Board has determined that each member of the Organization & Compensation Committee meets all applicable independence requirements under the NYSE and SEC listing standards. In making its determination, the Board considered all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of an Organization & Compensation Committee member, including but not limited to, (i) the source of the director’s compensation, including any consulting, advisory or other compensatory fees paid by the Company; and (ii) whether the director has an affiliate relationship with the Company.

From time to time, the Board forms special committees to address specific matters.

Director Nominations

The Corporate Governance & Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Corporate Governance & Nominating Committee, the Board, management and shareholders. The Corporate Governance & Nominating Committee

also may retain the services of a consultant to assist in identifying candidates. The Corporate Governance & Nominating Committee will consider nominations submitted by shareholders. A shareholder who would like to recommend a nominee should write to the Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, GenCorp Inc., 2001 Aerojet Road, Rancho Cordova, California 95742. Any such recommendation must include (i) the name and address of the candidate; (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate; and (iii) the candidate’s signed consent to serve as a Director if elected and to be named in the Proxy Statement.

Such nominations must be received by the Chairman of the Corporate Governance & Nominating Committee no later than December 1st immediately preceding the date of the annual meeting of shareholders at which the nominee is to be considered for election. Since the date of the Company’s 2012 Proxy Statement, there have been no material changes to the procedures by which shareholders of the Company may recommend nominees to the Board.

The Corporate Governance & Nominating Committee seeks to create a Board that is, as a whole, strong in its collective knowledge and diversity of skills and experience and background with respect to accounting and finance, management and leadership, business judgment, industry knowledge and corporate governance. Although the Corporate Governance & Nominating Committee does not have a formal diversity policy relating to the identification and evaluation of nominees, the Corporate Governance & Nominating Committee, in addition to reviewing a candidate’s qualifications and experience in light of the needs of the Board and the Company at that time, reviews candidates in the context of the current composition of the Board and the evolving needs of the Company’s businesses.

Communications with Directors

Shareholders and other interested parties may communicate with the Board or individual Directors by mail addressed to: Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, 2001 Aerojet Road, Rancho Cordova, California 95742. The Secretary may initially review communications to the Board or individual Directors and transmit a summary to the Board or individual Directors, but has discretion to exclude from transmittal any communications that are, in the reasonable judgment of the Secretary, inappropriate for submission to the intended recipient(s). Examples of communications that would be considered inappropriate for submission to the Board or a Director include, without limitation, customer complaints, solicitations, commercial advertisements, communications that do not relate directly or indirectly to the Company’s business or communications that relate to improper or irrelevant topics.

Compensation Committee Interlocks and Insider Participation

The Organization & Compensation Committee is composed entirely of non-employee independent Directors. As of November 30, 2012, the members of the Organization & Compensation Committee included David A. Lorber (Chairman), Thomas A. Corcoran, Warren G. Lichtenstein and James H. Perry. All non-employee independent Directors participate in decisions regarding the compensation of the President and CEO. None of the Company’s executive officers serve as a member of the Board or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Organization & Compensation Committee. In addition, none of the Company’s executive officers serve as a member of the Organization & Compensation Committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board.

Director Compensation

The compensation of the Company’s non-employee Directors is determined by the Board upon the recommendations made by the Organization & Compensation Committee. The current Director compensation program was implemented by the Company in 2010 after evaluation of the recommendations by Hay Group, Inc. (“Hay Group”) who was retained by the Organization & Compensation Committee as outside consultants to assess the overall compensation structure for its non-employee Directors. Specifically, the Organization & Compensation Committee requested Hay Group to measure the Company’s director compensation (in total and by pay component) against similarly sized U.S. companies in the aerospace/defense industry based on information disclosed in recent SEC filings, and in the broader general industry, using both proprietary compensation surveys and its knowledge of industry practices. The compensation program was re-evaluated in 2011 and determined to be competitive with the current market. The Director compensation program is more fully described below.

Annual Retainer Fees

Under our Director compensation program effective beginning on April 2010, and for the Company’s most recently ended fiscal year, each non-employee Director will receive an annual retainer fee of $55,000, with the exception of the Chairman of the Board who receives an annual retainer fee of $110,000. Each non-employee Director will receive $5,000 for service on a standing or long-term special committee of the Board and $3,250 for service on a limited-purpose special committee of the Board. Non-employee Directors who served as Chairman of the Organization & Compensation Committee or Corporate Governance & Nominating Committee will receive an additional annual fee of $10,000 and the Chairman of the Audit Committee will receive an additional $15,000. Non-employee Directors who attend Board meetings in excess of six meetings between any two annual meetings of shareholders will receive $2,000 per each additional Board meeting and non-employee Directors who attend meetings of any single standing or long-term special committee meetings held in excess of six meetings between any two annual meetings of shareholders will receive $1,500 per each additional committee meeting. The annual cash compensation for each non-employee Director serving as a Manager on the Board of Managers of Easton Development Company, LLC is $15,000.

Non-Employee Directors are given a choice to receive all such Director fees in cash or receiving all or part, but no less than 50%, of such fees in the form of fully vested Company Common Stock, calculated based on the closing price of the Common Stock as reported in the NYSE Composite Transactions (or if such information in such source is unavailable, a source providing similar information selected by the Company) as of the applicable Director pay date, pursuant to the 2009 Incentive Plan. If a non-employee Director elects for any year to receive all or a portion of such fees in the form of fully-vested Common Stock, an additional grant of restricted shares of Common Stock will be given equal in value to 50% of the amount of fees paid in fully-vested Common Stock vesting on the earlier of the Director’s retirement from service from the Board or one year from the date of grant.

Equity Grants

In March 2012, each non-employee Director received $75,000 worth of equity compensation, with the exception of the Chairman of the Board, who received $95,000 worth of equity compensation pursuant to the 2009 Incentive Plan. This grant consisted of 2,749 restricted shares of Common Stock and 13,619 Stock Appreciation Rights (“SARs”) for non-employee Directors other than the Chairman of the Board, who received 3,482 restricted shares of Common Stock and 17,251 SARs. These awards vest in 50% increments on the six-month and twelve-month anniversary of the grant date. Non-Employee Directors also receive a one-time award of 500 restricted shares of Common Stock as part of their initial election to the Board. All restricted shares of Common Stock may be voted, but ownership may not transfer until such shares are vested. Unless otherwise approved by the Board, unvested shares will be forfeited in the event of a voluntary resignation or refusal to stand for re-election. The SARs have a seven-year term under the 2009 Incentive Plan.

Equity Ownership Guidelines for Non-employee Directors

In October 2007, the Board adopted equity ownership guidelines under which non-employee Directors are required to own equity in the Company in an amount equal to $150,000. In calculating the amount of equity owned by a Director, the Board looks at the value of Common Stock owned by such Director (restricted stock and stock owned outright), the value of any phantom stock owned by such Director as part of the Deferred Compensation Plan for Non-Employee Directors, if any and the value of any vested “in the money” options or SARs (i.e. market value of Company stock in excess of the strike price for the stock option or SAR). Directors have five years from the later of October 2007 or the date of their election to the Board to meet the thresholds set forth in these equity ownership guidelines. The Board routinely reviews these guidelines and considers adjustments when appropriate, including adjustments for material fluctuations in the Company’s stock price. The following table shows the current status of equity ownership for each non-employee Director as of December 31, 2012.

Name	Value of Equity Ownership*	Date of Election	Years as a Director
Thomas A. Corcoran	$ 823,156	09/24/08	4.3
James R. Henderson	1,641,882	03/05/08	4.9
Warren G. Lichtenstein	1,011,952	03/05/08	4.9
David A. Lorber	1,109,542	03/31/06	6.9
James H. Perry	1,115,603	05/16/08	4.7
Martin Turchin	1,111,906	03/05/08	4.9
Robert C. Woods	693,409	03/31/06	6.9

*	Value is based on the stock price on December 31, 2012 of $9.15.

Other

The GenCorp Foundation matches employee and Director gifts to accredited, non-profit colleges, universities, secondary and elementary public or private schools located in the United States. Gifts made were matched dollar for dollar up to $3,000 per calendar year.

Non-employee Directors may also elect to participate in the same health benefits programs at the same cost as offered to all of the Company’s employees. Three Directors participated in this plan in fiscal 2012. The Company also reimburses Directors for reasonable travel and other expenses incurred in attending Board and Committee meetings.

2012 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding compensation earned or paid to each non-employee Director who served on the Board of Directors in fiscal year 2012. Employee Directors are not compensated for services as a director.

Name	Fees Earned or Paid ($)(1)	Stock Awards ($)(2)(3)	Option/SARs Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Thomas A. Corcoran	$70,993	$54,245	$56,249	$3,000	$ 184,487
James R. Henderson	148,990	98,239	71,250	—	318,479
Warren G. Lichtenstein	75,992	56,742	56,249	—	188,983
David A. Lorber	86,993	62,245	56,249	—	205,487
James H. Perry	88,991	63,241	56,249	—	208,481
Martin Turchin	85,993	40,244	56,249	3,000	185,486
Robert C. Woods	68,988	53,243	56,249	—	178,480

(1)

The amounts reported in this column for each non-employee Director reflect the dollar amount of the Board and Committee fees paid in fiscal year 2012. Non-employee Directors have a choice to receive all or a portion of their director fees in fully vested Common Stock of the Company, in which the number of shares is determined by the closing price of the Common Stock as of the applicable pay date. If a Director elects to receive fees in Common Stock, an additional grant of restricted shares of Common Stock are given in an amount equal in value to 50% of the amount of fees paid in fully vested Common Stock. This additional grant is reported in the “Stock Awards” column. The following table shows director fees that were paid in fully vested Common Stock in fiscal year 2012.

Pay Date		Thomas A. Corcoran	James R. Henderson	Warren G. Lichtenstein	David A. Lorber	James H. Perry	Martin Turchin	Robert C. Woods
01-17-12	Stock Awards (#)	2,560	5,121	2,560	2,560	2,560	1,280	2,560
01-17-12	Grant Date Fair Value	$ 13,747	$ 27,500	$ 13,747	$ 13,747	$ 13,747	$ 6,874	$ 13,747
04-16-12	Stock Awards (#)	4,362	9,750	5,095	6,708	7,001	3,280	4,068
04-16-12	Grant Date Fair Value	$ 29,749	$ 66,495	$ 34,748	$ 45,749	$ 47,747	$ 22,370	$ 27,744
07-16-12	Stock Awards (#)	2,052	4,104	2,052	2,052	2,052	1,026	2,052
07-16-12	Grant Date Fair Value	$ 13,748	$ 27,497	$ 13,748	$ 13,748	$ 13,748	$ 6,874	$ 13,748
10-15-12	Stock Awards (#)	1,488	2,976	1,488	1,488	1,488	744	1,488
10-15-12	Grant Date Fair Value	$ 13,749	$ 27,498	$ 13,749	$ 13,749	$ 13,749	$ 6,875	$ 13,749

(2)

The amounts reported in these columns for each non-employee Director reflect the grant date fair value of stock awards given in fiscal year 2012. A description of these awards can be found under the section entitled Long-Term Incentives (Equity-Based Compensation) on page 35. A discussion of the assumptions used in calculating these values may be found in Note 9(c) in the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012.

The following table shows each grant of restricted stock and SARs granted during fiscal year 2012 to each non-employee Director who served as a Director in fiscal year 2012, and the aggregate grant date fair value for each award.

Name	Grant Date	Stock Awards (#)	SARs Awards (#)	Grant Date Fair Value ($)
Thomas A. Corcoran	01-17-12	1,280(A)		$6,874
	03-28-12		13,619(B)	56,249
	03-28-12	2,749(B)		18,748
	04-16-12	2,181(A)		14,874
	07-16-12	1,026(A)		6,874
	10-15-12	744(A)		6,875
James R. Henderson	01-17-12	2,560(A)		13,747
	03-28-12		17,251(B)	71,250
	03-28-12	3,482(B)		23,747
	04-16-12	4,875(A)		33,248
	07-16-12	2,052(A)		13,748
	10-15-12	1,488(A)		13,749
Warren G. Lichtenstein	01-17-12	1,280(A)		6,874
	03-28-12		13,619(B)	56,249
	03-28-12	2,749(B)		18,748
	04-16-12	2,547(A)		17,371
	07-16-12	1,026(A)		6,874
	10-15-12	744(A)		6,875
David A. Lorber	01-17-12	1,280(A)		6,874
	03-28-12		13,619(B)	56,249
	03-28-12	2,749(B)		18,748
	04-16-12	3,354(A)		22,874
	07-16-12	1,026(A)		6,874
	10-15-12	744(A)		6,875
James H. Perry	01-17-12	1,280(A)		6,874
	03-28-12		13,619(B)	56,249
	03-28-12	2,749(B)		18,748
	04-16-12	3,500(A)		23,870
	07-16-12	1,026(A)		6,874
	10-15-12	744(A)		6,875
Martin Turchin	01-17-12	640(A)		3,437
	03-28-12		13,619(B)	56,249
	03-28-12	2,749(B)		18,748
	04-16-12	1,640(A)		11,185
	07-16-12	513(A)		3,437
	10-15-12	372(A)		3,437
Robert C. Woods	01-17-12	1,280(A)		6,874
	03-28-12		13,619(B)	56,249
	03-28-12	2,749(B)		18,748
	04-16-12	2,034(A)		13,872
	07-16-12	1,026(A)		6,874
	10-15-12	744(A)		6,875

(A)	These shares vest on the earlier of the Director’s retirement from the Board or the one year anniversary of the grant date.

(B)	These equity awards vest in 50% increments on the six-month and twelve-month anniversary of the grant date.

(3)

The following table shows the amount of outstanding and unexercised SARs awards and unvested stock awards as of November 30, 2012 for each non-employee Director who served as a Director in fiscal year 2012. No Director held stock options as of November 30, 2012.

Name	Unvested Stock Awards	Outstanding and Unexercised SARs
Thomas A. Corcoran	23,729	77,552
James R. Henderson	29,839	117,763
Warren G. Lichtenstein	24,095	92,552
David A. Lorber	24,902	97,552
James H. Perry	25,048	92,552
Martin Turchin	21,663	92,552
Robert C. Woods	23,582	97,552

(4)	All Other Compensation includes matching donations made by the GenCorp Foundation for gifts made in fiscal year 2012.

Security Ownership of Officers and Directors

The following table lists share ownership of Common Stock by the Company’s current Directors, nominees and the Named Executive Officers, as well as the number of shares beneficially owned by all of the current Directors and executive officers as a group. Unless otherwise indicated, share ownership is direct. Amounts owned reflect ownership as of February 6, 2013.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Directors
Thomas A. Corcoran(3)	61,842	*
James R. Henderson	143,221	*
Warren G. Lichtenstein	81,718	*
David A. Lorber	92,823	*
James H. Perry	93,046	*
Martin Turchin(4)	92,642	*
Robert C. Woods	47,344	*
Nominees
Merrill A. McPeak	0	*
Executive Officers
Scott J. Seymour(5)	645,072	1.07%
Kathleen E. Redd(6)	209,092	*
Richard W. Bregard	56,310	*
Warren M. Boley, Jr.	70,000	*
Christopher C. Cambria	32,386	*
All Current Directors, nominees and Executive Officers as a group (13 persons)	1,625,496	2.68%

*	Less than 1.0%

(1)

Includes restricted shares granted under the 1999 Equity and Performance Incentive Plan, the 2009 Incentive Plan, and shares owned outright. The number of shares beneficially owned by a current officer of the Company includes shares credited in the GenCorp Retirement Savings Plan as of January 31, 2013.

(2)

Includes shares issuable upon the exercise of stock options that may be exercised within 60 days after February 6, 2013 as follows: Mr. Seymour (held in the Scott J. Seymour, Trustee of the Scott J. Seymour Equity Trust dated December 23, 2012 — 288,697; Ms. Redd — 103,971; and Mr. Bregard — 10,500; and all current executive officers as a group — 403,168 shares. No Director held outstanding stock options.

(3)	Includes 38,693 shares held in the Thomas A. Corcoran TTEE U/A DTD 07/16/2001.

(4)

7,500 shares are held in the name of Martin Turchin IRA Rollover, 3,000 shares are held in the name of Peter Turchin Trust, 1,000 shares are held in the name of Coulter Turchin Trust, and 1,000 shares are held in the name of Tyler Turchin Trust.

(5)

40,000 common shares are held in the Scott J. Seymour and Kathleen Goette Seymour Family Trust and 80,000 common shares and 100,000 stock options are held in the Scott J. Seymour, Trustee of the Scott J. Seymour Equity Trust dated December 23, 2012.

(6)	20,795 shares are held through the Paul Kingsley Redd and Kathleen Ellen Redd Revocable Trust.

Code of Ethics and Corporate Governance Guidelines

The Company has adopted a code of ethics known as the Code of Business Conduct that applies to the Company’s employees including the principal executive officer and principal financial officer. Amendments to the Code of Business Conduct and any grant of a waiver from the provision of the Code of Business Conduct requiring disclosure under applicable SEC rules will be disclosed on the Company’s website at www.GenCorp.com. Copies of the Code of Business Conduct and the Company’s Corporate Governance Guidelines are also available on the Company’s web site (copies are available in print to any shareholder or other interested person who requests them by writing to Secretary, GenCorp Inc., 2001 Aerojet Road, Rancho Cordova, California 95742).

Related Person Transaction Policy

The Company has a written policy for the review of transactions in which the Company is a participant, the amount exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which any of the Company’s Directors or executive officers, or their immediate family members, had a direct or indirect material interest (a “Related Party Transaction”). Any such Related Party Transaction was to be for the benefit of the Company and upon terms no less favorable to the Company than if the Related Party Transaction was to an unrelated party. The Company’s Board is responsible for approving any such transactions and the Company’s CEO is responsible for maintaining a list of all existing Related Party Transactions.

On September 9, 2011, the Company repurchased $15.5 million principal amount of its 2 1/4% convertible subordinated debentures from SPH Group Holdings LLC for an aggregate purchase price of $15,438,000, plus brokerage commissions and accrued and unpaid interest, which was a Related Party Transaction. A member of the Company’s Board of Directors, Mr. Lichtenstein, is the Chairman and CEO of the manager of SPH Group Holdings LLC. There were no Related Party Transactions in fiscal year 2012, nor are there any currently proposed Related Party Transactions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of (i) the quality and integrity of the Company’s financial statements, (ii) the performance of the Company’s financial reporting process, internal control system, internal audit function, (iii) the Company’s compliance with legal and regulatory requirements, all areas for which management has the primary responsibility, and (iv) the independent auditor’s performance, qualifications and independence. The Audit Committee manages the Company’s relationship with its independent auditors, who report directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties, with funding from the Company for such advice and assistance. Management is primarily responsible for establishing and maintaining the Company’s system of internal controls and preparing financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

In fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed the Company’s financial statements with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with GAAP, and discussed such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with PwC their independence from management and the Company.

The Audit Committee also reviewed with management and the independent auditors the preparation of the financial statements and related disclosures contained in the Company’s earnings announcements and quarterly reports.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also received PwC’s report on the Company’s internal controls over financial reporting. The Company outlined these reports in its Annual Report on Form 10-K for the fiscal year ended November 30, 2012.

The Audit Committee met seven times during fiscal year 2012.

In reliance on the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012 for filing with the SEC. The Audit Committee appointed PwC as the Company’s independent registered public accounting firm for fiscal year 2013.

Submitted by the Audit Committee,

James H. Perry, Chairman

David A. Lorber

Martin Turchin

Robert C. Woods

January 29, 2013

ORGANIZATION & COMPENSATION COMMITTEE REPORT

The Organization & Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Organization & Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2012 Annual Report on Form 10-K. The Board has approved that recommendation.

The Organization & Compensation Committee met six times during fiscal year 2012.

Submitted by the Organization & Compensation Committee,

David A. Lorber, Chairman

Thomas A. Corcoran

Warren G. Lichtenstein

James H. Perry

January 30, 2013

EXECUTIVE OFFICERS OF THE REGISTRANT

The following information is given as of December 31, 2012.

Name	Title	Other Business Experience	Age
Scott J. Seymour	President and Chief Executive Officer of the Company (since January 2010)	President of Aerojet-General Corporation (“Aerojet”) January 2010 — August 2012; Consultant to Northrop Grumman Corporation (“Northrop”) March 2008 — January 2010; Corporate Vice President and President of Integrated Systems Sector of Northrop 2002 — March 2008; Vice President, Air Combat Systems of Northrop 1998 — 2001; Vice President and B-2 Program Manager of Northrop 1996 — 1998; and Vice President, Palmdale Operations, of Northrop 1993 — 1996.	62
Kathleen E. Redd	Vice President, Chief Financial Officer (since January 2009), and Assistant Secretary of the Company (since March 2012)	Secretary January 2009 — March 2012; Vice President, Controller and Acting Chief Financial Officer September 2008 — January 2009; Vice President, Finance 2006 — 2008; Assistant Corporate Controller, 2002 — 2006; Acting Vice President Controller GDX Automotive, 2003 — 2004 (concurrent with Assistant Corporate Controller position during divestiture activities); Vice President, Finance, for Grass Valley Group, 2001 — 2002; Vice President, Finance for JOMED, Inc., 2000 — 2001; Controller for EndoSonics Corporation, 1996 — 2000.	51

Name	Title	Other Business Experience	Age
Warren M. Boley, Jr.	President, Aerojet (since August 2012)	Chief Operating Officer, Boley Tool & Machine Works May 2011 — August 2012; Corporate Director, Boley Tool & Machine Works 1991 — present; President, Military Engines Division, United Technologies Corporation, Pratt & Whitney Business Unit (“Pratt & Whitney”) April 2010 — May 2011; Vice President — F135/F119 Engine Programs, Pratt & Whitney April 2009 — April 2010; Vice President, Operational Military Engines and Customer Support, Pratt& Whitney September 2007 — April 2009; Vice President Operational Military Engines, Pratt & Whitney March 2003 — September 2007.	50
Richard W. Bregard	Deputy to the President, Aerojet (since June 2010)	Vice President, Defense Programs 2007 — 2010; Executive Director, Missile Defense Programs 2004 — 2007, Director of Smart Weapons at Northrop 2002 — 2004, Director of Smart Weapons at Aerojet 1998 — 2002, Director of Tactical Systems at Nichols Research 1997 — 1998, prior to 1997, U.S. Army Defense Systems Acquisitions.	70
Christopher C. Cambria	Vice President, General Counsel (since September 2011), and Secretary of the Company (since March 2012)	Self-employed legal consultant 2010 — 2011. Senior Vice President and Senior Counsel, Mergers and Acquisitions for L-3 Communications Holdings 2006 — 2009; Senior Vice President, Secretary and General Counsel 2001 — 2006; and Vice President, General Counsel and Secretary 1997 — 2001. Associate with Fried, Frank, Harris, Shriver & Jacobson 1994 — 1997. Associate with Cravath, Swaine & Moore 1986 — 1993.	54

The Company’s executive officers generally hold terms of office of one year and/or until their successors are elected and serve at the discretion of the Board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation program is designed to support our business goals and promote both short-term and long-term growth. In this section of the Proxy Statement, we explain how our compensation program is designed and operates with respect to our Named Executive Officers. The 2012 compensation program covered our President and CEO, Vice President, CFO and Assistant Secretary, and the Named Executive Officers who were officers as of the end of fiscal year 2012. The 2012 compensation program also covered other key employees of the Company.

We have designed our executive compensation program, under the direction of the Organization & Compensation Committee of our Board, to attract and retain highly qualified executive officers and directly link pay to performance. The Company’s strategic goals include improving the Company’s financial performance. Accordingly, as discussed in more detail below, the Organization & Compensation Committee set performance targets for annual cash incentives for 2012 for our officers related to contract profit, cash flow, contract awards, and certain other goals that include individual performance and accomplishments of each executive.

The objectives of our compensation program are as follows:

•	Performance Incentives — provides a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals;

•

Competitive Compensation — provides compensation that is competitive with compensation for executive officers providing comparable services, taking into account our size and complexity and the markets we serve;

•	Retention Incentives — provides incentives for long-term continued employment with the Company or incentives for certain critical talent to achieve key short-term strategic initiatives; and

•

Stakeholder Incentives — promotes an ownership interest that aligns management and shareholders. In this regard, the Organization & Compensation Committee approved share ownership guidelines that apply to our Named Executive Officers, where over a period of time, each Named Executive Officer is expected to own shares of our Common Stock equal in total market value to a designated multiple of such executive officer’s annual salary.

Administration of the Executive Compensation Program

The Organization & Compensation Committee determines most matters of executive compensation and benefits, although the committee has delegated to the President and CEO the final authority to establish base salaries of the Named Executive Officers of the Company other than himself. Our President and CEO, our Deputy to the President, Aerojet, our Vice President, CFO and Assistant Secretary, and our Vice President, Human Resources provided input to the Organization & Compensation Committee with respect to the 2012 compensation program. The Organization & Compensation Committee advises and makes compensation recommendations to the independent members of the Board with respect to compensation for the President and CEO.

In assessing competitive overall compensation, the Organization & Compensation Committee engages, from time to time, independent outside consulting firms to aid in the review and evaluation of the total compensation provided to the Named Executive Officers. Since fiscal 2010, the Company retained Hay Group to review the design of the Company’s annual and long-term incentive programs and to assist in developing an executive compensation structure that was based on the internal hierarchy of jobs and aligned with external market practices. In performing its duties, Hay Group worked with senior management and the Chairman of the Organization & Compensation Committee to understand the Company’s business strategy, the competitive market for talent, and the accountabilities of the executives and perceptions of the Company’s current compensation programs. Hay Group was also instructed to develop an executive compensation comparator group of publicly traded companies in the aerospace/defense industry. Based on the information presented by Hay Group and input from our Vice President, CFO and Assistant Secretary, and our Vice President, Human Resources, the Organization & Compensation Committee and the President and CEO exercised its business judgment as to setting base salaries and incentive compensation levels for the Named Executive Officers.

Independent Executive Compensation Consultant’s Role

The Organization & Compensation Committee retains Hay Group to provide objective analysis, advice and information to the Organization & Compensation Committee, including competitive market data and compensation recommendations related to the President and CEO and other senior executives. Hay Group served as the independent executive compensation consultant to the Organization & Compensation Committee during fiscal year 2012. The executive compensation consultant reports to the Chairman of the Organization & Compensation Committee and has direct access to the other members of the Organization & Compensation Committee as well as senior management. The total fees for the services provided by the Hay Group to the Company and paid in fiscal year 2012 were $154,591.

In addition to the compensation services provided by Hay Group to the Organization & Compensation Committee, Hay Group provided certain services to the Company at the request of management consisting of advice relating to the design of the Company’s broad-based employee annual incentive plans. The Company paid $24,194 to Hay Group in fiscal year 2012 for such services which is included in the $154,591 total disclosed in the previous paragraph. The Organization & Compensation Committee believes that, given the nature and scope of these additional services, these additional services did not raise a conflict of interest and did not impair Hay Group’s ability to provide independent advice to the Organization & Compensation Committee concerning executive compensation matters.

In making the overall determination of Hay Group and Hay Group’s lead advisor to the Organization & Compensation Committee independence, the Organization & Compensation Committee considered, among other things, the following factors: (i) the types of non-executive compensation consulting services provided by Hay Group to the Company, (ii) the amount of fees for executive and non-executive compensation consulting services, noting in particular that such fees are negligible when considered in the context of Hay Group’s total revenues for the period, (iii) Hay Group’s policies and procedures concerning conflicts of interest, (iv) there are no other business or personal relationships between members of the Organization & Compensation Committee and Hay Group’s lead advisor to the Company, (v) the lead Hay Group advisor who provides executive and non-executive compensation consulting services to the Company does not own any GenCorp common stock, and has agreed not to purchase any such stock so long as Hay Group and the lead advisor is engaged to provide executive compensation advisory services to the Organization & Compensation Committee (any Company stock held or managed through a third party (e.g., qualified retirement benefit plan and mutual fund) in which the lead advisor has an interest is not considered stock owned by the adviser for purposes of this sentence), (vi) there are no other business or personal relationships between the Company’s executives and the lead Hay Group advisor, and (vii) any other factors relevant to the independence of the executive compensation consultant.

The decisions made by the Organization & Compensation Committee are the responsibility of the Organization & Compensation Committee and may reflect factors and considerations other than the information and recommendations provided by Hay Group.

In fiscal 2011, the Company retained Hay Group to provide ad hoc consulting related to executive compensation. The total fees for the services provided by Hay Group to the Company in fiscal year 2011 were $26,846.

Say-on-Pay

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company began providing our shareholders with the opportunity to cast an advisory vote regarding the compensation of our Named Executive Officers. At the 2012 Annual Meeting of Shareholders of GenCorp Inc. held on March 28, 2012, more than 93% of the votes cast (excluding those who abstained or were broker non-votes) were in favor of the Company’s executive compensation program. After considering the outcome of this advisory vote, the Organization & Compensation Committee determined that no changes to our compensation policies were necessary.

Consideration of Competitive Market Data Regarding Executive Compensation

The Organization & Compensation Committee and the President and CEO used the results of the compensation study completed by Hay Group in fiscal year 2010 and updated in 2012 to determine pay for 2012. The Organization & Compensation Committee and the President and CEO set base salaries, target annual cash incentive levels and target annual long-term incentive award values generally at the 50th percentile of competitive market levels for comparable aerospace/defense companies. This approach was the starting point of the analysis, then adjustments were made to some executives’ target compensation to reflect other factors such as the executive’s experience, breadth of responsibilities, tenure in the position, overall individual performance, and the Company’s performance overall.

The study conducted by Hay Group in fiscal year 2010 compared total executive compensation against similarly sized U.S. companies in the aerospace/defense industry and in the broader general industry, using data from Hay Group’s Executive Compensation Survey, the Mercer Human Resource Consulting’s US Mercer Benchmark Database, and the Pearl Meyer & Partners (ChiPS) Executive and Senior Management Total Compensation Survey. In addition, Hay Group was instructed to develop an executive compensation comparator group of publicly traded companies in the aerospace/defense industry. In selecting the comparator group, Hay Group considered companies with revenues of approximately one-half to two times the Company’s revenues and companies in the aerospace and defense industry, excluding those that were exclusively focused on services. The purpose of the comparator group was to compare target and actual compensation levels of the Company’s President and CEO and Vice President, CFO and Assistant Secretary, to the Named Executive Officers of the comparator group.

The comparator group was comprised of the following companies:

BE Aerospace, Inc.	Hexcel Corp.
MOOG Inc.	Transdigm Group Inc.
Curtiss Wright Corp.	Heico Corp.
Teledyne Technologies Incorporated.	Ducommun Inc.
Esterline Technologies Corp.	Ceradyne, Inc.
AAR Corp.	Ladish Co., Inc.
Triumph Group, Inc.	Kratos Defense & Security Solutions, Inc.
Orbital Sciences Corp.	Argon ST, Inc.

To ensure year over year consistency of comparisons to market, Hay Group used the same peer group established in 2010 listed above and collected the most recent competitive data from proxy filings to guide our pay decisions for this fiscal year. We note that Argon ST, Inc. was acquired by the Boeing Company and were not included in the most recent analysis. In addition to publicly disclosed data from proxy filings for the above peer group, we collected market competitive data from the Hay Group General Market Executive

Compensation Database filtering for companies of like size. Mr. Seymour’s targeted total direct compensation for fiscal 2012 was at the 50th percentile of the industry study and 35th percentile of the comparator group. Mr. Seymour’s actual total direct compensation was at or near the 64th percentile of the industry study and the 45th percentile of the comparator group.

Ms. Redd’s total compensation was benchmarked against both the comparative data included in Hay Group’s broad based industry study and the comparator group, each of which were given a weighting of 66.67% and 33.33%, respectively, and blended into one comparative benchmark. Ms. Redd’s targeted total direct compensation for fiscal 2012 was at the 43rd percentile of the blended comparative benchmark. Ms. Redd’s actual total direct compensation was at or near the 49th percentile of the blended comparative benchmark.

Mr. Bregard’s total compensation was benchmarked against the comparative data included in Hay Group’s broad based industry study. For fiscal 2012, Mr. Bregard’s targeted total direct compensation was at the 35th percentile of the benchmark. Mr. Bregard’s actual total direct compensation was at or near the 43rd percentile of the benchmark.

Mr. Cambria’s total compensation was benchmarked against the comparative data included in Hay Group’s broad based industry study. For fiscal 2012, Mr. Cambria’s targeted total direct compensation was at or near the 56th percentile of the benchmark. Mr. Cambria’s actual total direct compensation was at or near the 63rd percentile of the benchmark.

The same peer group and market competitive data used for Mr. Seymour’s compensation was used to set starting compensation for Mr. Boley. Since Mr. Boley joined the Company in July 2012, his total direct compensation consisted of a prorated compensation package pursuant to his employment offer.

Hay Group reviewed year over year changes to the proxy peer group data to further understand market movement for base, bonus and long-term incentives for comparable positions and to understand our compensation relative to market. While base salary and target incentives have remained stable year over year, Hay Group’s analysis shows a much heavier use of long-term incentives both in terms of value and contribution to mix of pay. At the median, long-term incentives at the 50th percentile went from approximately 85% of base salary to 150% of base salary for the CEO position and from 85% of base salary to 105% of base salary for the CFO position across the peer group. Hay Group will continue to monitor in the coming year to determine if this is a continuing trend as they begin to advise the Company on setting compensation levels and mix for the upcoming year.

Compensation Elements

The compensation program for executive officers has historically consisted of the following principal elements:

•	Base salary;

•	Short-term annual cash incentive awards;

•	Long-term compensation equity incentive awards, including restricted stock, stock options and cash-settled SARs; and

•	In-service and post-retirement/employment benefits — pension and 401(k) savings plans, however defined benefit pension benefits were frozen effective fiscal year 2009.

The Committee believes that these elements of compensation create a flexible package that reflects the long-term nature of the Company’s businesses and rewards both short and long-term performance of the Company and individual in accordance with the objectives of the compensation program. A description of these four components and related programs follows.

Base Salaries

Base salaries are used to provide a fixed amount of compensation for the executive’s regular work. Base salary increases for the President and CEO must be approved by the Organization & Compensation Committee. Base salary increases for other executives of the Company must be approved by the President and CEO. Typically, the effective date of merit increases in base salaries is in April of each year. Base salary increases can also occur upon an executive’s promotion. In determining the amount of any increases in salaries, the Organization & Compensation Committee and/or President and CEO (i) evaluates the executive’s performance in the most recent fiscal year as well as the strategic importance of the executive to the Company, (ii) compares current cash compensation with compensation for relevant executive positions set forth in peer group benchmarking prepared by Hay Group and general market as well as industry specific compensation surveys, and (iii) takes into account the timing and amount of the last salary increase for each of the executives.

In fiscal 2012, the Organization & Compensation Committee and/or President and CEO approved an increase in base salary for certain of the Company’s Named Executive Officers based on several factors, including the individual’s performance, sustained levels of contribution to the Company, the amount of wage increases received over the last three years, a review of executive and senior management total compensation study conducted by Hay Group in 2010 on the Company’s behalf, and with respect to Mr. Seymour and Ms. Redd, the total compensation of similarly situated executive officers included in the comparator group developed by Hay Group. Additional competitive survey data from the Aerospace and Defense industry was reviewed to determine market competitiveness. Based on the foregoing and as reflected in the Summary Compensation Table, Mr. Seymour’s base salary increased 9.09%, Ms. Redd’s base salary increased 5.50%, Mr. Bregard’s base salary increased 5.00%, and Mr. Cambria’s base salary increased 2.00%.

Annual Cash Incentive Program

The primary objective of our annual cash incentive program is to reward fiscal year performance and achievement of designated business strategic goals to provide competitive compensation to our senior management team. To those ends, the Organization & Compensation Committee sets performance targets such that total cash compensation (base salary plus annual cash incentive) will be within a competitive range of total cash compensation if performance targets are met. In addition, our senior management team has individual performance targets. The annual cash incentive program follows our “pay for performance” philosophy. If individual or business targets are met, cash incentives are paid; if minimum targets are not met, we will pay less or nothing at all. If targets are exceeded, the Organization & Compensation Committee has discretion to adjust payments to the executives. The Organization & Compensation Committee has discretion to increase, reduce or eliminate payments within the parameters of the cash incentive program.

The Organization & Compensation Committee set performance targets for the annual cash incentive program for our Named Executive Officers for fiscal year 2012. These targets consist of contract profit, cash flow, contract awards, and certain other individual goals.

The Organization & Compensation Committee approves the annual cash incentive program for the executive officers of the Company. The target annual incentive pay is established through an analysis of compensation for other relevant executive positions as noted in SEC filings for our peer group and broad-based studies, and is intended to provide a competitive level of compensation when the executives achieve their performance objectives. With the input of our President and CEO, Deputy to the President, Aerojet, Vice President, CFO and Assistant Secretary, and Vice President Human Resources, the Organization & Compensation Committee determines the following:

•	sets the overall Company and performance objectives and payout ranges for the fiscal year;

•	sets performance measures for the fiscal year;

•	establishes a target, threshold, and maximum incentive opportunity for each executive officer; and

•	measures performance and determines awards for the prior fiscal year.

Annual cash incentives are paid at the beginning of each fiscal year for the prior fiscal year’s performance. Incentives paid are based upon the Organization & Compensation Committee’s (with input from the President and CEO, Deputy to the President, Aerojet, Vice President, CFO and Assistant Secretary and Vice President Human Resources) assessment of actual performance (individually and Company-wide) against pre-established Company and business segment performance objectives to determine the appropriate amount payable with respect to the applicable target incentive opportunity. The Organization & Compensation Committee has discretion to increase, reduce or eliminate payments.

The Organization & Compensation Committee tailors both performance measures and targets in order to most accurately approximate success criteria for both of our business segments and the Company’s performance overall. The payout levels are subject to change every year. For fiscal year 2012, our current Named Executive Officers are subject to a payout level based on their position in the Company and will receive the following percentages of their actual achievement of the performance measures set forth below:

•	Scott J. Seymour, President and CEO — 125%

•	Kathleen E. Redd, Vice President, CFO and Assistant Secretary — 50%

•	Warren M. Boley, Jr., President, Aerojet — 60%

•	Richard W. Bregard, Deputy to the President, Aerojet — 50%

•	Christopher C. Cambria, Vice President, General Counsel and Secretary — 50%

The criteria used in fiscal year 2012 applicable to our Corporate Named Executive Officers including Messrs. Seymour, Cambria and Ms. Redd were the following:

Executive Targets	Threshold Opportunity	Target Opportunity	Maximum Opportunity		Actual Performance	Actual Achievement
(Dollars in millions)
Contract Profit(1)	16.67%	25.00%	50.00%		$97.3	22.00%
• Threshold — $90.3
• Target — $102.4
• Maximum — $118.5
Total Cash Flow(2)	16.67%	25.00%	50.00%		$81.6	50.00%
• Threshold — $25.6
• Target — $36.5
• Maximum — $48.2
Contract Awards(3)	16.66%	25.00%	50.00%		$1,105.6	42.00%
• Threshold — $995.0
• Target — $1,069.0
• Maximum — $1,122.6
Personal Factors(4)	25.00%	25.00%	25.00%			23.00% — 25.00%
• Threshold — 0 x multiplier
• Target — 1 x multiplier
Other(5)	-10.00%	0.00%	10.00%			2.50% — 10.00%
• + / - 10%
Totals	65.00%	100.00%	185.00%	(6)		139.50% — 149.00%

(1)

We defined Contract Profit to be net sales recognized for our Aerospace and Defense segment less cost of sales of our Aerospace and Defense segment, exclusive of certain corporate costs, certain retirement benefit costs and other non-contract related costs.

(2)

We defined Total Cash Flow to be the GenCorp cash provided by operating activities net of cash used in financing activities, exclusive of debt issuance costs, repayments on debt and proceeds from the issuance of debt.

(3)

We defined Contract Awards to be the amount of money to be received for a contract of our Aerospace and Defense segment that has been directly appropriated by the U.S. Congress or for which a purchase order has been received from a commercial customer.

(4)

Personal Factors for Mr. Seymour were development and execution of an environmental plan that improves competitiveness of the Company, leadership in the Enterprise Resource Planning (“ERP”) system project, and improvement of the Company’s risk management process. For Ms. Redd, personal factors were implementation of a plan to increase market awareness of the Company, implementation of a cash deployment strategy, continuation of improvements to the Company’s credit rating, and leadership in the ERP project. Mr. Cambria’s personal factors were resolving various environmental liabilities, efforts toward closure of the Company’s discontinued operations, and improvement in government oversight and compliance. For fiscal 2012, the actual personal factor, as determined by the President and CEO, for Ms. Redd was 25% and for Mr. Cambria was 23%. Also for fiscal 2012, The Organization & Compensation Committee determined the actual personal factor for Mr. Seymour at 25%.

(5)	Components of this category include customer satisfaction, corporate responsibility, employee engagement, and sustainability.

(6)

Under the terms of the Company’s annual incentive plan, each Named Executive Officer has the opportunity to earn up to 185% of his or her base salary multiplied by a payout level of 125% for the President and CEO, or 50% for Ms. Redd and Mr. Cambria if the performance goals are achieved at the maximum level.

The criteria used in fiscal year 2012 applicable to our Aerojet Named Executive Officers including Messrs. Boley and Bregard were the following:

Executive Targets (Dollars in millions)	Threshold Opportunity	Target Opportunity	Maximum Opportunity	Actual Performance	Actual Achievement

Contract Profit(1)	16.67%	25.00%	50.00%	$97.3	22.00%
• Threshold — $90.3
• Target — $102.4
• Maximum — $118.5
Aerojet Cash Flow(2)	16.67%	25.00%	50.00%	$136.6	50.00%
• Threshold — $95.3
• Target — $106.3
• Maximum —$117.9
Contract Awards(3)	16.66%	25.00%	50.00%	$1,105.6	42.00%
• Threshold — $995.0
• Target — $1,069.0
• Maximum — $1,122.6
Personal Factors(4)	25.00%	25.00%	25.00%		23.50%
• Threshold — 0 x multiplier
• Target — 1 x multiplier
Other(5)	-10.00%	0.00%	10.00%		5.00%
• + / - 10%
Totals	65.00%	100.00%	185.00%(6)		142.50%

(1)

We defined Contract Profit to be net sales recognized for our Aerospace and Defense segment less cost of sales of our Aerospace and Defense segment, exclusive of certain corporate costs, certain retirement benefit costs and other non-contract related costs.

(2)

We defined Aerojet Cash Flow to be the Aerospace and Defense segment cash provided by operating activities and cash used in financing activities, exclusive of debt issuance costs, repayments on debt and proceeds from the issuance of debt.

(3)

We defined Contract Awards to be the amount of money to be received for a contract of our Aerospace and Defense segment that has been directly appropriated by the U.S. Congress or for which a purchase order has been received from a commercial customer.

(4)

Personal Factors for Mr. Boley were leadership in the Company’s business strategy and improvements in core operations. Mr. Bregard’s personal factors were developing the Company’s leadership development program, leadership in the ERP project, and affordability initiatives. For fiscal 2012, the actual personal factor, as determined by the President and CEO, for Messrs. Boley and Bregard was 23.50%.

(5)	Components of this category include customer satisfaction, corporate responsibility, employee engagement, and sustainability.

(6)

Under the terms of the Company’s annual incentive plan, each Named Executive Officer has the opportunity to earn up to 185% of his or her base salary multiplied by a payout level of 60% for Mr. Boley prorated to reflect his employment start date of July 23, 2012, and 50% for Mr. Bregard if the performance goals are achieved at the maximum level.

The calculations for the final payment of the annual cash incentive award for each Named Executive Officer for fiscal 2012 were as follows, which are also reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, which follows this Compensation Discussion and Analysis:

Name	Payout Level	Base Salary	Actual Performance Achievement Percentage	Cash Incentive Awards
				Award at 100% Target Performance	Award at 185% Maximum Performance	Actual Awards at Achievement Percentage
Scott J. Seymour	125%	$600,000	149.0%	$750,000	$1,387,500	$1,117,500
Kathleen E. Redd	50%	370,432	141.5%	185,216	342,650	262,081
Warren M. Boley, Jr	60%	350,000	142.5%	210,000	388,500	99,750(1)
Richard W. Bregard	50%	265,364	142.5%	132,682	245,462	189,072
Christopher C. Cambria	50%	316,200	139.5%	158,100	292,485	220,550

(1)

Mr. Boley’s cash incentive award was prorated for four months as his employment with the Company began in July 23, 2012. The target and maximum are presented in full and the actual award is presented prorated.

Determining the Individual Compensation of Named Executive Officers

The Company’s performance and the Named Executive Officer’s individual performance, measured against the performance goals described above, are used to determine each Named Executive Officer’s target cash incentive award as well as each Named Executive Officer’s individual performance and contribution as related to the achievement of such performance goals. For each Named Executive Officer, other than the President and CEO, the Organization & Compensation Committee considered individual performance, as assessed by the President and CEO. The performance of the President and CEO was assessed directly by the Board.

The assessments described below pertain to fiscal 2012 performance and were used to help the Organization & Compensation Committee determine the size of each Named Executive Officer’s 2012 annual incentive payment.

For Mr. Seymour, our President and CEO, the Organization & Compensation Committee considered his efforts to improve competitiveness of the Company through his execution of an environmental plan and leadership and oversight in the common ERP system project. Also considered was Mr. Seymour’s improvement of the Company’s risk management process.

For Ms. Redd, our Vice President, CFO and Assistant Secretary, the President and CEO considered her key role in increasing market awareness of the Company. He also considered her successful implementation of a cash deployment strategy and continued improvements to the Company’s credit rating. Ms. Redd also provided key leadership and oversight to the Company’s common ERP system project.

For Mr. Boley, our President, Aerojet, the President and CEO considered his leadership in carrying out the Company’s business strategy and improvements in core operations.

For Mr. Bregard, our Deputy to the President, Aerojet, the President and CEO considered his efforts in developing and conducting the Company’s leadership development program including the Program Management Leadership Conference and the Executive Leadership Development programs. He also provided the leadership and oversight to the common ERP system project steering committee as Chairman, and led the Company’s affordability initiatives to reduce the corporate overhead rates and consolidate operations and facilities across the enterprise.

For Mr. Cambria, our Vice President, General Counsel and Secretary, the President and CEO considered his leadership in resolving various environmental liabilities, efforts toward closure of the Company’s discontinued operations, and improvements in government oversight and compliance.

On February 6, 2013, the Organization & Compensation Committee met and approved fiscal 2012 annual cash incentive awards, which are reported above and in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, which follows this Compensation Discussion and Analysis.

Long-Term Incentives (Equity-Based Compensation)

The Company, upon the recommendation and approval of the Organization & Compensation Committee, established the performance objectives and other terms of the Company’s 2012 Long-Term Incentive Program (the “2012 LTIP”) for executive officers and other eligible employees of the Company. The 2012 LTIP has a 32 month performance period for performance-based grants and a three year vesting period for service-based grants. The Company uses long-term incentive compensation for executives to reinforce four strategic objectives:

•	to focus on the importance of returns to shareholders;

•	to promote the achievement of long-term performance goals;

•	to encourage executive retention; and

•	to promote higher levels of Company stock ownership by executives for increased alignment with shareholder interests.

Historically, the Company has strived to set a sizeable portion of the Named Executive Officer’s compensation in an equity-based form. This type of compensation, coupled with the Company’s share ownership guidelines, will result in the executives becoming shareholders with considerable personal financial interest in the fiscal health and performance of the Company.

The amount of equity-based awards granted to executives has been determined by subtracting the executive’s annual cash compensation opportunity from the total targeted annual compensation that is competitive with the market based on SEC filings for our peer group and broad based industry studies. The ultimate value of these equity-based awards has been driven in part by the executive’s performance in the past fiscal year and in part by their ability to increase the value of the Company going forward.

Our equity-based compensation in fiscal year 2012 included awards of restricted stock and stock options and are described as follows:

•

Restricted stock — A grant of restricted stock is an award of shares of Common Stock that vests over a period of time after the grant date (depending upon the vesting conditions set by the Organization & Compensation Committee), provided that underlying goals are met in the case of performance-based grants or that the participant remains employed with the Company for the specified amount of time in the case of non-performance, time-based grants. Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with the Company. During the restricted period, the executives may not sell, transfer, pledge, assign or otherwise convey their restricted stock. However, executives may vote their shares and are entitled to receive dividend payments, if any are made. Executives who voluntarily resign or are terminated for cause prior to the end of the restriction period forfeit their restricted stock unless otherwise determined by the Organization & Compensation Committee.

•

Stock options — A grant of stock options represents the right to purchase the Company’s stock at a fixed price for a defined period of time. The value of stock options reflects the difference between the value of shares of Common Stock at the time of exercise of the stock options and a predetermined exercise price. Stock options are designed to attract and retain executives by compensating them for increases in shareholder value over time. Time-based stock options are generally exercisable in one-third increments at one year, two years, and three years from the date of grant. Performance-based stock options vest at the end of the performance period provided that underlying goals are met. All stock options have a seven-year contractual life from the date of grant. As with restricted stock grants, executives who voluntarily resign or are terminated for cause immediately forfeit all unvested stock options unless otherwise determined by the Organization & Compensation Committee.

The 2012 LTIP consists of two performance-based grants and a service-based grant. The grants for the 2012 LTIP were made on March 28, 2012 with the exception of the performance-based shares granted to Mr. Boley which were granted on July 23, 2012. The performance-based grants vest on or about January 31, 2015 based on meeting performance targets at November 30, 2014, and subject to the approval by the Organization & Compensation Committee. The service-based grants vest on March 28, 2015.

The performance target for the first performance-based grant is Economic Value Added (“EVA”) and consists of a grant of restricted stock. The vesting of the performance shares depends on the level of EVA target achieved, within a minimum threshold level, and ranges from 50% to 125% of the target award. No performance shares will vest if the threshold EVA target is not achieved. Participants in the EVA restricted stock grant were Mr. Seymour with 113,407 shares, Ms. Redd with 41,026 shares, and Mr. Cambria with 25,568 shares. The number of performance shares granted represents the maximum number of shares that may vest.

The performance targets for the second performance-based grant are (i) revenue, (ii) earnings before interest, taxes, depreciation and amortization, and retirement benefit expense (“EBITDAP”), and (iii) asset utilization (“GenCorp financial targets”). The participant in this group of restricted stock is Mr. Boley with 10,000 shares which represents the maximum number of shares that may vest.

The service-based grant also consists of restricted stock. The participants of the service-based restricted stock were Mr. Seymour with 30,242 shares, Ms. Redd with 10,940 shares, and Mr. Cambria with 6,818 shares.

Mr. Boley also received a service-based restricted stock grant of 50,000 upon commencement of his employment with the Company. These shares vest on July 23, 2015.

In anticipation of Mr. Bregard’s retirement, a retention agreement was executed in lieu of an equity grant. This retention agreement provided that Mr. Bregard be paid a lump sum payment equal to his base salary if Mr. Bregard remained with the Company through November 30, 2012. For more information on this retention agreement see the section entitled Severance agreement, Employment Agreement and Plan Provisions on page 38.

In determining the grants of the 2012 LTIP, a 75% weighting was given on performance shares and a 25% weighting was put on service-based shares. This mix was given to promote the achievement of long-

term performance goals to add value to the Company, and to focus on returns to shareholders, and encourage retention.

Pension Plans, 401(k) Savings Plan and Benefit Restoration Plans

Pension Plans

The Company’s defined benefit pension and benefits restoration plans (“BRP”) are frozen and no longer accruing benefits. Effective February 1, 2009 and July 31, 2009, future benefit accruals for all non-collectively bargaining unit employees including the Named Executive Officers and collective bargaining unit employees respectively, were discontinued. No employees lost their previously earned pension benefits. The Named Executive Officers participate in the same frozen tax-qualified pension plans as other employees with the exception of Messrs. Seymour, Boley, and Cambria who do not participate in a pension plan because their employment commenced after benefit accruals were discontinued. These plans include the Qualified Pension Plan, a tax-qualified defined benefit plan, and the 2009 Pension BRP Plan, a non-qualified defined benefit plan.

The frozen Qualified Pension Plan is a tax-qualified defined benefit plan covering substantially all collectively bargaining unit and non-collectively bargaining unit employees hired before the freeze date. In general, normal retirement age is 65, with certain plan provisions allowing for earlier retirement. Before the freeze date, pension benefits were calculated under formulas based on compensation and length of service for salaried employees and under negotiated non-wage based formulas for bargaining unit and hourly employees. Participants will receive the highest benefit calculated under any of the formulas for which they were eligible to participate through the freeze date.

Total pension benefits for the Named Executive Officers and certain other highly compensated employees were determined under a combination of the frozen 2009 Pension BRP Plan, which is a non-qualified plan, and the frozen Qualified Pension Plan. As set forth above, the frozen Qualified Pension Plan is a qualified pension plan that provides pension benefits for employees, the amount of which is limited under Section 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions). The frozen 2009 Pension BRP Plan restored the pension plan benefits which executives and their beneficiaries would otherwise lose as a result of the limitations under Section 401(a)(17) or 415 of the Code (or any successor provisions). Eligibility to participate in the frozen 2009 Pension BRP Plan was designated by the Organization & Compensation Committee.

Further details regarding benefits under these plans, including the estimated value of retirement benefits for each Named Executive Officer, are found in the section entitled 2012 Pension Benefits on page 45.

401(k) Savings Plan

The Named Executive Officers are also eligible to participate in the GenCorp Retirement Savings Plan, a 401(k) tax-qualified defined contribution savings plan which is available to all Company employees. The Company matches 100% of the first 3% of employee contributions, and 50% of the next 3% of employee contributions for all participating employees.

2009 401(k) Benefits Restoration Plan

The Named Executive Officers participate in the related non-qualified, unfunded 2009 Benefits Restoration Plan for the GenCorp Inc. 401(k) Plan (the “2009 401(k) BRP Plan”) which enables participants to defer their compensation on a pre-tax basis. The Company matches employee contributions if the participant has reached the 402(g) limit in the 401(k) Savings Plan. Details about the 2009 401(k) BRP Plan are presented in the section entitled 2012 Non-qualified Deferred Compensation on page 47.

Executive Stock Ownership Guidelines

In order to strengthen the alignment between the interests of shareholders and the interests of executives of the Company, the Organization & Compensation Committee approved revised share ownership guidelines that apply to the Company’s executive officers. Under these guidelines, each executive officer is expected to have equity in the Company equal in aggregate market value to a designated multiple of such officer’s annual salary (CEO — five times base salary, President — three times base salary and Vice Presidents — one time base salary.) In calculating the amount of equity owned by an executive, the Organization & Compensation Committee looks at the value of Company stock owned by the executive which includes vested or unvested restricted stock as well as unvested performance-based restricted shares at the percentage expected to vest, and the value of any vested “in the money” stock options or SARs (i.e. market value of stock in excess of the strike price for the stock option or SAR.) Newly appointed executives are expected to be in compliance with the ownership guidelines within five years of their appointments and are required to retain 50% of the net shares obtained through vesting of shares or obtained through an exercise of stock options until the executive is in compliance with, and will remain in compliance after any sale with the established guidelines. As of December 31, 2012, most of the Named Executive Officers held equity in the Company equal in market value to these guidelines; however, those that do not yet meet the requirement are in the transition period set forth in these guidelines and are anticipated to meet these guidelines by the end of the transition period. The Organization & Compensation Committee routinely reviews these guidelines, and considers adjustments when appropriate.

Name	Value of Equity Ownership*	Date of Election	Years as an Officer
Scott J. Seymour	$2,763,080	01/06/2010	3.0
Kathleen E. Redd	1,006,535	07/01/2006	6.6
Warren M. Boley, Jr.	567,300	08/20/2012	0.4
Richard W. Bregard	432,561	02/11/2006	7.0
Christopher C. Cambria	283,874	09/12/2011	1.3
*	Value is based on the stock price on December 31, 2012 of $9.15.

Severance Agreement, Employment Agreement and Plan Provisions

Scott J. Seymour Employment Agreement

On January 6, 2010, the Company entered into an employment agreement with Mr. Seymour to serve as the Company’s President and CEO. Pursuant to his employment agreement, Mr. Seymour is entitled to an annual base salary (initially in the amount of $550,000), and is eligible for an annual incentive pay based on a target opportunity up to 125% of his annual base salary. On January 6, 2010, Mr. Seymour received 120,000 shares of the Company’s restricted common stock and an option to purchase 100,000 shares of the Company’s common stock (the “Option”). The Option has a per share exercise price equal to the last sales price reported for the Company’s common stock on the NYSE on the date of grant. Mr. Seymour is also eligible to participate in future grants pursuant to the 2009 Incentive Plan and other Company performance incentive plans extended to the senior executives of the Company generally, at levels commensurate with his position. Mr. Seymour’s employment agreement has a five-year term, unless earlier terminated in accordance with its terms. In the event that the Company terminates Mr. Seymour’s employment for Cause or Mr. Seymour resigns other than for Good Reason (as such terms are defined in his employment agreement), the Company’s obligations will generally be limited to paying Mr. Seymour his annual base salary through the termination date. If Mr. Seymour’s employment is terminated at his or the Company’s election at any time due to his death or disability, or for reasons other than Cause or Voluntary Resignation (as defined in his employment agreement), Mr. Seymour will be entitled to receive the benefits described above and severance payments and benefits equal to the following, subject to certain limitations: (i) one year of his annual base salary paid in installments; (ii) an incentive payment based upon the amount of the previous year’s incentive, prorated based on the number of months of the year that Mr. Seymour worked for the Company prior to the termination paid in a lump sum; (iii) immediate vesting of any shares of the Company’s restricted common stock or options that are scheduled to vest within one year of the date of termination of employment and (iv) incentives earned but unpaid with respect to the fiscal year ending on or preceding the date of termination pursuant to the annual cash incentive program.

Also under this employment agreement, for a termination in connection with a change in control in which Mr. Seymour’s employment is terminated by the Company without cause or by the executive for good reason within two years following a change in control, Mr. Seymour will be entitled to receive a severance payment and benefits as follows: (i) a lump sum payment equal to two times the sum of his base salary plus the target incentive amount for the year in which the termination takes place; (ii) immediate full vesting of outstanding restricted shares and options; (iii) and payment of any accrued incentive through the date of termination.

Richard W. Bregard Retention Agreement

On February 6, 2012, the Company’s subsidiary, Aerojet, entered into a Retention Agreement with Mr. Bregard. (the “Retention Agreement”) to ensure that Mr. Bregard remained with Aerojet through at least November 30, 2012 and to encourage a successful transition to Mr. Bregard’s retirement. The Retention Agreement provided that Mr. Bregard receive a payment equal to his annual base salary then in effect if he stayed with Aerojet through at least November 30, 2012 or his termination qualified as an Eligible Early Termination (as defined below). In the event of an Eligible Early Termination, Mr. Bregard would have been entitled to receive a lump sum payment equal to the base salary that he would have received from but excluding the termination date through and including November 30, 2012 and reimbursement of health insurance premiums payable under the Consolidated Omnibus Reconciliation Act of 1986. Mr. Bregard was entitled to participate in the fiscal 2012 short term cash incentive program in the event that he remained with Aerojet through November 30, 2012 or his termination qualified as an Eligible Early Termination, but was not entitled to participate in the long-term incentive or equity-based compensation programs in fiscal 2012 or thereafter. An “Eligible Early Termination” means a termination of Mr. Bregard before November 30, 2012 either (i) at the request or upon the initiation of Aerojet other than for Cause as defined in the Retention Agreement, (ii) due to the death or disability as defined in the Retention Agreement of Mr. Bregard, or (iii) at the request or initiation of Mr. Bregard in the event that (A) he was no longer a direct report to Scott J. Seymour, or (B) an individual other than Mr. Seymour or Mr. Bregard was elected or appointed to act as President of Aerojet and, in either case, Mr. Bregard suffered a significant change or diminution in his duties and responsibilities. The terms of this agreement were met and Mr. Bregard was paid $265,364 on December 13, 2012. On February 12, 2013, the Retention Agreement was amended to provide that Mr. Bregard will receive a payment of $200,000 if he remains with Aerojet through at least May 31, 2013.

Other

The GenCorp Foundation matches all employee and Director gifts to accredited, non-profit colleges, universities, secondary and elementary public or private schools located in the United States. Gifts made are matched dollar for dollar up to $3,000 per calendar year per donor.

As part of an employment offer, the Company paid a hiring bonus of $25,000 to Mr. Cambria on his employment commencement date of September 12, 2011. The bonus was conditioned upon Mr. Cambria’s acceptance of the employment offer and employment with the Company for a period of one year. In the event Mr. Cambria voluntarily terminated his employment with the Company or was terminated for cause within the one-year period, Mr. Cambria agreed to reimburse the Company within 30 days of termination.

Tax Deductibility under Section 162(m)

Section 162(m) of the Code imposes limits on the deductibility of certain compensation in excess of $1 million paid to the CEO and other executive officers of public companies. Management and the Organization & Compensation Committee have reviewed the regulations and feel that the current compensation program and policies are appropriate. Depending upon a variety of factors (including Company performance), it is possible for one current executive officer to surpass the $1 million dollar threshold under the executive officer compensation program. In addition, severance payments paid to certain of the former executive officers under the executive severance agreements may exceed the $1 million threshold. At this time, the Organization & Compensation Committee believes that accommodating the Internal Revenue Service regulations will not produce material benefits or increases in shareholder value. However, the Organization & Compensation Committee intends to review this issue regularly and may change its position in future years.

Employee Compensation Policies Relating to Risk Management

The Organization & Compensation Committee believes none of the Company’s compensation policies and practices are reasonably likely to motivate inappropriate risk-taking behavior or have a material adverse effect on the Company. The Company believes that its compensation plans effectively balance risk and reward and are generally uniform in design and operation throughout the Company.

Limited Government Reimbursement of Compensation

As a government contractor, the Company is subject to the Federal Acquisition Regulation, which limits the reimbursement of costs by our government customers for senior executive compensation to a benchmark compensation cap established each year. The cap applies to the five most highly compensated executives per segment of the Company. For 2011, the benchmark cap published in the Federal Register was $763,029. The 2012 amount has not yet been published. Any amounts over the cap are considered unallowable and, therefore, not billed to the government.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation for each of the Named Executive Officers for fiscal years 2012, 2011 and 2010.

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)		Options/ SARs Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total (5)
Scott J. Seymour(6)	2012	$587,885	$—		$825,002	(7)	$—	$1,117,500	$16,334	$2,546,721
President and CEO	2011 2010	550,000 495,529	— —		278,642 856,800		116,149 771,513	935,000 845,625	87,046 53,087	1,966,837 3,022,554
Kathleen E. Redd	2012	366,819	—		298,450	(8)	—	262,081	11,250	938,600
Vice President, CFO and Assistant Secretary	2011 2010	347,003 324,969	— —		95,328 —		39,735 121,799	241,000 206,640	12,100 375	735,166 653,783
Warren M. Boley, Jr.(9)	2012	127,885	—		469,960	(10)	—	99,750	12,075	709,670
President, Aerojet
Richard W. Bregard	2012	263,177	265,364	(11)	—		—	189,072	11,143	728,756
Deputy to the President, Aerojet	2011 2010	250,712 225,890	35,000 4,660		109,749 82,858		— —	174,000 146,254	10,676 —	580,137 459,662
Christopher C. Cambria(12)	2012	316,558	—		186,002	(13)	—	220,550	51,755	774,865
Vice President, General Counsel and Secretary	2011	65,577	25,000	(14)	—		69,766	52,000	10,132	222,475
(1)	The amount reported in this column for each Named Executive Officer reflects the dollar amount of base salary earned in each listed fiscal year.

(2)

The amounts reported in these columns for each Named Executive Officer represents the aggregate grant date fair value of awards granted in each of the three years presented. The grant date fair value of stock awards is equal to the closing price of our stock on the date of grant times the number of shares awarded. The grant date fair value of stock options and SARs awards was estimated using the Black-Scholes Model. A discussion of the assumptions used in calculating these values may be found in Note 9(c) in the audited financial statements in the Company’s Annual Report on Form 10-K for fiscal year 2012. A description of these awards can be found under the section entitled Long-Term Incentives (Equity-Based Compensation) on page 35.

(3)

The amount reported in this column for each Named Executive Officer reflects annual cash incentive compensation, which is based on performance in each listed fiscal year. This annual incentive compensation is discussed further under the section entitled Annual Cash Incentive Program on page 31.

(4)	The amounts reported in this column for each Named Executive Officer include the following for fiscal year 2012:

Name	Severance	Company Matching Contribution to 401(k) Plan	Company Matching Contribution to Benefits Restoration Plan- Savings Plan	Matching Gift by the GenCorp Foundation	Perquisites And Other Personal Benefits(A)	Total
Scott J. Seymour	$—	$11,250	$2,084	$3,000	$—	$16,334
Kathleen E. Redd	—	11,250	—	—	—	11,250
Warren M. Boley, Jr.	—	2,423	—	—	9,652	12,075
Richard W. Bregard	—	11,143	—	—	—	11,143
Christopher C. Cambria	—	11,117	—	—	40,638	51,755

(A)	This column includes items paid by the Company or reimbursed to the employee for relocation expenses.

(5)

The total compensation shown for Ms. Redd and Mr. Bregard in fiscal years 2010 and 2011 does not reflect the Change in Pension Value as previously disclosed because the Company’s defined benefit pension and BRP have been frozen and not accruing benefits for three years. Changes in pension value previously reported are as follows:

Name	Year	Change in Pension Value
Kathleen E. Redd	2011	$26,199
	2010	32,662
Richard W. Bregard	2011	311
	2010	8,490

Because the plans are frozen, these amounts represent changes in actuarial assumptions, primarily the decrease in the discount rate and a change in mortality assumption used to measure the present value of benefits accrued up until the freeze date, which is the same for all plan participants. There is no further accrual of pension benefits for service. Information regarding these pension plans is set forth in further detail under the section entitled 2012 Pension Benefits on page 45.

(6)

Mr. Seymour started his employment with the Company on January 6, 2010 as President and CEO of the Company and President, Aerojet. On August 20, 2012, Mr. Seymour relinquished the President, Aerojet role to Mr. Boley.

(7)

Mr. Seymour’s stock awards compensation consists of $206,251 for a service-based restricted stock grant and $618,751 for a performance-based restricted stock grant that vests based on financial performance for fiscal year 2014. The grant date fair value of the performance-based restricted stock grant at the maximum vesting of 125% would be $773,436.

(8)

Ms. Redd’s stock awards compensation consists of $74,611 for a service-based restricted stock grant and $223,839 for a performance-based restricted stock grant that vests based on financial performance for fiscal year 2014. The grant date fair value of the performance-based restricted stock grant at the maximum vesting of 125% would be $279,797.

(9)	Mr. Boley started his employment with the Company on July 23, 2012, and assumed full responsibility as President, Aerojet on August 20, 2012.

(10)

Mr. Boley’s stock awards compensation consists of $379,000 for a service-based restricted stock grant and $30,320 for a performance-based restricted stock grant that vests based on financial performance for fiscal year 2013. The grant date fair value of this performance-based restricted stock grant at the maximum vesting of 125% would be $75,800. Also included is $60,640 for a performance-based restricted stock grant that vests based on financial performance for fiscal year 2014. The grant date fair value of this performance-based restricted stock grant at the maximum vesting of 125% would be $75,800.

(11)

Effective February 6, 2012, the Company entered into a retention agreement with Mr. Bregard pursuant to which he was to receive a payment equal to his annual base salary in effect at November 30, 2012 if he was employed by the Company through that date. The terms of the agreement were met and the Company paid Mr. Bregard $265,364 on December 13, 2012. On February 12, 2013, this agreement was amended to provide that Mr. Bregard will receive a payment of $200,000 if he remains with Aerojet through at least May 31, 2013. For more details on this agreement see page 48.

(12)	Mr. Cambria started his employment with the Company on September 12, 2011.

(13)

Mr. Cambria’s stock awards compensation consists of $46,499 for a service-based restricted stock grant and $139,503 for a performance-based restricted stock grant that vests based on financial performance for fiscal year 2014. The grant date fair value of the performance-based restricted stock grant at the maximum vesting of 125% would be $174,374.

(14)

Mr. Cambria received a $25,000 sign-on bonus upon commencement of his employment with the Company. A further description of this bonus can be found on page 39 under the section entitled Other of the Compensation Discussion and Analysis.

2012 GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Named Executive Officers for fiscal year 2012 annual and long-term incentive award opportunities, including the range of possible payments under non-equity incentive plans.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Options/SARs ($/Sh)	Grant Date Fair Value of Stock and Option/SARs Awards($)
		Threshold (2)	Target	Maximum	Threshold	Target	Maximum
Scott J. Seymour
Annual Incentive Award		$—	$750,000	$1,387,500
Restricted Stock	03/28/12							30,242			$206,251
Restricted Stock	03/28/12				45,363	90,726	113,407				618,751	(3)
Kathleen. E. Redd
Annual Incentive Award		—	185,216	342,650
Restricted Stock	03/28/12							10,940			74,611
Restricted Stock	03/28/12				16,411	32,821	41,026				223,839	(3)
Warren M. Boley, Jr.
Annual Incentive Award		—	70,000	129,500
Restricted Stock	07/23/12							50,000			379,000
Restricted Stock	07/23/12				4,000	8,000	10,000				30,320	(4)
Restricted Stock	07/23/12				4,000	8,000	10,000				60,640	(3)
Richard W. Bregard
Annual Incentive Award		—	132,682	245,462
Christopher C. Cambria
Annual Incentive Award		—	158,100	292,485
Restricted Stock	03/28/12							6,818			46,499
Restricted Stock	03/28/12				10,228	20,455	25,568				139,503	(3)

(1)

Reflects the possible payout amounts of non-equity incentive plan awards that could have been earned in fiscal year 2012. See the Summary Compensation Table on page 41 for the amounts actually earned in fiscal year 2012 and paid out in the first quarter of fiscal year 2013.

(2)	If targets are not met, the annual incentive award will not be earned.

(3)

Vesting of this performance-based restricted stock grant is based on financial performance for fiscal year 2014. The grant date fair value at the maximum of 125% vesting would be $773,436 for Mr. Seymour, $279,839 for Ms. Redd, $75,800 for Mr. Boley, and $174,374 for Mr. Cambria.

(4)	Vesting of this performance-based restricted stock grant is based on financial performance for fiscal year 2013. The grant date fair value at the maximum of 125% vesting would be $75,800.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

The following table provides information for each of the Named Executive Officers regarding outstanding stock options, SARs, and stock awards held by the officers as of November 30, 2012.

Name	Option/SARs Awards							Stock Awards
	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option/SARs (#)		Option/ SARs Exercise Price ($)	Option/ SARs Expiration Year	Service-Based Equity Awards			Equity Incentive Plan Awards
								Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Scott J. Seymour
Restricted Stock								30,242	(2)	$278,226
											90,726	(4)	$834,679
											92,726	(5)	853,079
								40,000	(3)	368,000
Stock Options	—	—		65,621	(5)	$6.01	2018
	—	—		239,464	(6)	4.91	2017
	66,667	33,333	(3)	—		7.14	2017
Kathleen E. Redd
Restricted Stock								10,940	(2)	100,648
											32,821	(4)	301,953
											31,723	(5)	291,852
SARs	20,000	—		—		4.25	2018
	1,500	—		—		13.75	2017
	2,560	—		—		13.19	2016
	2,500	—		—		18.71	2015
Stock Options	1,750					6.00	2019
	35,000	—		—		4.54	2019
	—	—		22,449	(5)	6.01	2018
	—	—		81,923	(6)	4.91	2017
	2,666	—		—		9.29	2013
Warren M. Boley, Jr.
Restricted Stock								50,000	(7)	460,000
											8,000	(4)	73,600
											8,000	(5)	73,600
Richard W. Bregard
Restricted Stock								12,174	(8)	112,001
											12,174	(5)	112,001
								9,455	(10)	86,986
											9,455	(6)	86,986
SARs	1,500	—		—		13.75	2017
	4,256	—		—		13.19	2016
Stock Options	10,000	—		—		4.54	2019
	500	—		—		6.00	2019
Christopher C. Cambria
Restricted Stock								6,818	(2)	62,726
											20,455	(4)	188,186
SARs	6,667	13,333	(9)	—		4.00	2018

(1)	The market value was calculated by multiplying the number of shares by the closing market price of the Company’s Common Stock of $9.20 on November 30, 2012.

(2)	The vesting date for these service-based restricted stock awards is March 28, 2015.

(3)	Mr. Seymour’s unvested time-based stock options and restricted stock have been vesting in one-third increments on January 6th of each year which became fully vested on January 6, 2013.

(4)

The vesting date for these performance-based restricted stock awards is on or about January 31, 2015, subject to approval by the Organization & Compensation Committee. These awards will only vest if performance targets are met through November 30, 2014.

(5)

The vesting date for these performance-based stock option and restricted stock awards is on or about January 31, 2014, subject to approval by the Organization & Compensation Committee. These awards will only vest if performance targets are met through November 30, 2013.

(6)

The vesting date for these performance-based stock option and restricted stock awards was February 6, 2013. Performance targets were met through November 30, 2012 resulting in stock options vesting at 78.80% and restricted stock vesting at 65.87%. As a result Mr. Seymour had 188,697 stock options vest, Ms. Redd had 64,555 stock options vest, and Mr. Bregard had 6,228 stock awards vest.

(7)	Mr. Boley’s unvested service-based restricted stock vests on July 23, 2015.

(8)	The vesting date for these service-based restricted stock awards is March 30, 2014.

(9)	Mr. Cambria’s unvested SARs vest in one-third increments on September 12th of each year becoming fully vested in 2014.

(10)	The vesting date for this service-based restricted stock award is November 30, 2013.

2012 OPTION/SAR EXERCISES AND STOCK VESTED

The following table provides information for each of the Named Executive Officers regarding stock option and SARs exercises and stock award vestings during fiscal year 2012.

Name	Option/SARs Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Scott J. Seymour	—	$—	40,000	$216,800
Kathleen E. Redd	—	—	31,925	191,550
Warren M. Boley, Jr.	—	—	—	—
Richard W. Bregard	—	—	10,621	63,726
Christopher C. Cambria	—	—	—	—

(1)

The value realized on vesting represents the difference between the closing market price of the Company’s Common Stock on the exercise date and the exercise price multiplied by the number of shares underlying each option exercised.

(2)	The amounts reported in this column reflect restricted stock awards that vested during fiscal year 2012.

(3)	The value realized on vesting is calculated by multiplying the number of shares vested by the closing market price of the Company’s Common Stock on the vesting date.

2012 PENSION BENEFITS

The Company’s defined benefit pension and BRP are frozen and no longer accruing benefits. Effective February 1, 2009 and July 31, 2009, future benefit accruals for all non-collective bargaining unit employees, including the Named Executive Officers and collective bargaining unit employees respectively, were discontinued. No employees lost their previously earned pension benefits.

Qualified Pension Plan

The Qualified Pension Plan is a tax-qualified defined benefit plan covering substantially all collectively bargaining unit and non-collectively bargaining unit employees hired before the freeze date. In general, normal retirement age is 65, with certain plan provisions allowing for earlier retirement. Before the freeze date, pension benefits were calculated under formulas based on compensation and length of service for salaried employees and under negotiated non-wage based formulas for bargaining unit and hourly employees. Participants will receive the highest benefit calculated under any of the formulas for which they were eligible to participate through the freeze date.

2009 Pension BRP Plan

Total pension benefits for the Named Executive Officers and certain other highly compensated employees were determined under a combination of the 2009 Pension BRP Plan, which is a non-qualified plan, and the Qualified Pension Plan. As set forth above, the Qualified Pension Plan is a qualified pension plan that provides pension benefits for employees, the amount of which is limited under Section 401(a)(17) or 415 of the Code (or any successor provisions). The 2009 Pension BRP Plan restored the pension plan benefits which executives and their beneficiaries would otherwise lose as a result of the limitations under Section 401(a)(17) or 415 of the Code (or any successor provisions). Eligibility to participate in the 2009 Pension BRP Plan was designated by the Organization & Compensation Committee.

The following table provides information regarding the actuarial present values of accumulated benefits under the Qualified Pension Plan and the 2009 Pension BRP Plan of the Named Executive Officers who were eligible for pension benefits prior to the freeze date of the plans as of November 30, 2012. Messrs. Seymour, Boley, and Cambria are not participants in either of the pension plans as their employment with the Company commenced after the freeze date.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Fiscal Year 2012 ($)
Kathleen E. Redd	Qualified Pension Plan	6.50	$ 270,554	$ —
	2009 Pension BRP Plan	6.50	71,522	—
Richard W. Bregard	Qualified Pension Plan	4.50	238,196	—
	2009 Pension BRP Plan	4.50	19,635	—

(1)

Credited service under the Qualified Pension Plan and the 2009 Pension BRP Plan is determined for all participants in accordance with such plans and is through February 1, 2009, the freeze date for these plans in which the Company discontinued future benefit accruals for all non-collectively bargaining unit employees, including the Named Executive Officers. This number is being presented unrounded.

(2)

The amounts reported in this column were calculated based on the accrued benefit as of February 1, 2009, the date benefit accruals were frozen for non-collectively bargaining unit employees. Present values were calculated assuming no pre-retirement mortality or termination. The values under the Qualified Pension Plan and the 2009 Pension BRP Plan are the actuarial present values as of November 30, 2012 of the benefits earned as of the freeze date and payable at the earliest age eligible for unreduced benefits for the Qualified Pension Plan (the earlier of age 65, or age 62 with 10 years of service) and the current benefit election date on record for the 2009 Pension BRP Plan.

The discount rate assumption is 3.68% for the Qualified Pension Plan and 3.77% for the 2009 Pension BRP Plan. The post-retirement mortality assumption of the two pension plans is RP 2000 no-collar, projected to 2020. The assumptions reflected in this footnote are the same as the ones used for the Qualified Pension Plan and the 2009 Pension BRP Plan for financial reporting purposes with the exception of assumed retirement age and the absence of pre-retirement mortality and termination assumptions.

2012 NON-QUALIFIED DEFERRED COMPENSATION

Benefits Restoration Plan — 2009 401(k) BRP Plan

The 2009 401(k) BRP Plan is a non-qualified, unfunded plan designed to enable participants to defer their compensation on a pre-tax basis. Under the 2009 401(k) BRP Plan, a select group of employees approved by the Organization & Compensation Committee, elect to defer compensation earned in the current year such as salary and certain other incentive compensation that would otherwise be paid in the current year. Effective January 1, 2009, obligations with respect to benefits that were earned or vested under the Prior Pension BRP after December 31, 2004, and were related to the restoration of 401(k) benefits which such employees and their beneficiaries would otherwise have lost as a result of Code limitations upon accrual and/or payment of benefits from the GenCorp Retirement Savings Plan, along with all associated earnings, were transferred to, and will be maintained under and paid from the 2009 401(k) BRP Plan. Accordingly, only benefits that are exempt from Section 409A of the Code will be maintained under and paid from the Prior Pension BRP, in accordance with the terms of the Prior Pension BRP.

The Company matches contributions in an amount equal to 100% of the participant’s contribution up to the first 3% of the participant’s eligible compensation and 50% up to the next 3% of the participant’s eligible compensation if the participant has reached the 402(g) limit in the 401(k) Savings Plan. The maximum company match is 4.5%. Participants indicate how they wish their deferred compensation and the company matching contributions to be notionally invested among the same investment options available through the GenCorp Retirement Savings Plan. Non-qualified benefits may be paid out of either the grantor trust (pre-funded) or the Company’s general assets.

The following table provides information for each of the Named Executive Officers regarding aggregate officer and Company contributions and aggregate earnings for fiscal year 2012 and fiscal year-end account balances under the 2009 401(k) BRP Plan.

Name	Executive Contributions in fiscal year 2012 ($)(1)	Company Contributions in fiscal year 2012 ($)(2)	Aggregate Earnings in fiscal year 2012 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at November 30, 2012 ($)
Scott J. Seymour	$8,462	$2,084	$6,885	$—	$513,182
Kathleen E. Redd	—	—	3,734	—	45,986
Warren M. Boley, Jr.	—	—	—	—	—
Richard W. Bregard	—	—	—	—	—
Christopher C. Cambria	—	—	—	—	—

(1)

The amounts reported in this column reflect compensation earned in fiscal year 2012 and deferred under the 2009 401(k) BRP Plan. These amounts are also included in the “Salary” column in the Summary Compensation Table on page 41.

(2)

The amounts reported in this column reflect company matches under the 2009 401(k) BRP Plan earned in fiscal year 2012. These amounts are also included in the “All Other Compensation” column in the Summary Compensation Table on page 41.

(3)	The amounts reported in this column reflect interest credited on account holdings and the change in value of other investment holdings.

Employment Agreement and Indemnity Agreements

On January 6, 2010, the Company entered into an employment agreement with Mr. Seymour to serve as the Company’s President and CEO. Pursuant to his employment agreement, Mr. Seymour is entitled to an annual base salary (initially in the amount of $550,000), and is eligible for an annual incentive based on a target opportunity up to 125% of his annual base salary. On January 6, 2010, Mr. Seymour received 120,000 shares of the Company’s restricted common stock and an option to purchase 100,000 shares of the Company’s common stock. The Option has a per share exercise price equal to the last sales price reported for the Company’s common stock on the NYSE on the date of grant. Mr. Seymour is also eligible to participate in future grants pursuant to the 2009 Incentive Plan and other Company performance incentive plans extended to the senior executives of the Company generally, at levels commensurate with his position. Mr. Seymour’s employment agreement has a five-year term, unless earlier terminated in accordance with its terms. In the event that the Company terminates Mr. Seymour’s employment for Cause or Mr. Seymour resigns other than for Good Reason (as such terms are defined in his employment agreement), the Company’s obligations will generally be limited to paying Mr. Seymour his annual base salary through the termination date. If Mr. Seymour’s employment is terminated at his or the Company’s election at any time due to his death or disability, or for reasons other than Cause or Voluntary Resignation (as defined in his employment agreement), Mr. Seymour will be entitled to receive the benefits described above and severance payments and benefits equal to the following, subject to certain limitations: (i) one year of his annual base salary paid in installments; (ii) an incentive payment based upon the amount of the previous year’s incentive, prorated based on the number of months of the year that Mr. Seymour works for the Company prior to the termination paid in a lump sum; (iii) immediate vesting of any shares of the Company’s restricted common stock or options that are scheduled to vest within one year of the date of termination of employment and (iv) incentives earned but unpaid with respect to the fiscal year ending on or preceding the date of termination pursuant to the Company’s Annual Incentive Plan.

Also under this employment agreement for a termination in connection with a change in control in which Mr. Seymour’s employment is terminated by the Company without cause or by the executive for good reason within two years following a change in control, Mr. Seymour will be entitled to receive a severance payment and benefits as follows: (i) a lump sum payment equal to two times the sum of his base salary plus the target incentive amount for the year in which the termination takes place; (ii) immediate full vesting of outstanding restricted shares and options; (iii) and payment of any accrued incentive through the date of termination.

On February 6, 2012, the Company’s subsidiary, Aerojet, entered into a Retention Agreement with Mr. Bregard to ensure that Mr. Bregard remained with Aerojet through at least November 30, 2012 and to encourage a successful transition to Mr. Bregard’s retirement. The Retention Agreement provided that Mr. Bregard shall receive a payment equal to his annual base salary then in effect if he stayed with Aerojet through at least November 30, 2012 or his termination qualified as an Eligible Early Termination (as defined below). In the event of an Eligible Early Termination, Mr. Bregard would have been entitled to receive a lump sum payment equal to the base salary that he would have received from but excluding the termination date through and including November 30, 2012 and reimbursement of health insurance premiums payable under the Consolidated Omnibus Reconciliation Act of 1986. Mr. Bregard was entitled to participate in the fiscal 2012 short term cash incentive program in the event that he remained with Aerojet through November 30, 2012 or his termination qualified as an Eligible Early Termination, but was not entitled to participate in the long-term incentive or equity-based compensation programs in fiscal 2012 or thereafter. An “Eligible Early Termination” means a termination of Mr. Bregard before November 30, 2012 either (i) at the request or upon the initiation of Aerojet other than for Cause as defined in the Retention Agreement, (ii) due to the death or disability as defined in the Retention Agreement of Mr. Bregard, or (iii) at the request or initiation of Mr. Bregard in the event that (A) he was no longer a direct report to Scott J. Seymour, or (B) an individual other than Mr. Seymour or Mr. Bregard was elected or appointed to act as President of Aerojet and, in either case, Mr. Bregard suffered a significant change or diminution in his duties and responsibilities. The terms of this agreement were met and Mr. Bregard was paid $265,364 on December 13, 2012. On February 12, 2013, the Retention Agreement was amended to provide that Mr. Bregard will receive a payment of $200,000 if he remains with Aerojet through at least May 31, 2013.

The Company has entered into indemnification agreements with each of its Directors and the Named Executive Officers with the exception of Mr. Bregard and Mr. Boley pursuant to which the Company is required to defend and indemnify such individuals if or when they are party or threatened to be made a party to any action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a Director and/or Named Executive Officer of the Company or any of its subsidiaries.

Potential Payments upon Termination of Employment or Change in Control

Termination Benefits for Scott J. Seymour

According to the employment agreement entered into between the Company and Mr. Seymour as discussed in the section above, in the event that the Company terminates Mr. Seymour’s employment for Cause or Mr. Seymour resigns other than for Good Reason (as such terms are defined in his employment agreement), the Company’s obligations will generally be limited to paying Mr. Seymour his annual base salary through the termination date. If Mr. Seymour’s employment is terminated at his or the Company’s election at any time due to his death or disability, or for reasons other than Cause or Voluntary Resignation (as defined in his employment agreement), Mr. Seymour will be entitled to receive severance payments and benefits equal to the following, subject to certain limitations: (i) one year of his annual base salary paid in installments; (ii) an incentive payment based upon the amount of the previous year’s incentive, prorated based on the number of months of the year that Mr. Seymour worked for the Company prior to the termination paid in a lump sum; (iii) immediate vesting of any shares of the Company’s restricted common stock and options that are scheduled to vest within one year of the date of termination of employment and (iv) incentives earned but unpaid with respect to the fiscal year ending on or preceding the date of termination pursuant to the Company’s Annual Incentive Plan.

Also under this employment agreement for a termination in connection with a change in control in which Mr. Seymour’s employment is terminated by the Company without cause or by the executive for good reason within two years following a change in control, Mr. Seymour will be entitled to receive a severance payment and benefits as follows: (i) a lump sum payment equal to two times the sum of his base salary plus the target incentive amount for the year in which the termination takes place; (ii) immediate full vesting of outstanding restricted shares and options; (iii) and payment of any accrued incentive through the date of termination.

Mr. Seymour’s employment agreement has a five year term beginning January 6, 2010.

Termination Benefits for Other Named Executive Officers

The Company does not have a severance plan in place for the Named Executive Officers with the exception of Mr. Seymour discussed above. The Company does have a policy for a reduction in force, pursuant to which Ms. Redd and Messrs. Boley, Bregard, and Cambria as well as all other employees of the Company, would receive one week’s pay for each full or partial year of service with a minimum of two weeks’ pay and a maximum of 26 weeks’ pay. The policy also provides for health benefits and life insurance coverage for three months. Four weeks of additional pay and eligibility to participate in medical and dental coverage for an additional three months may be granted if a release is executed.

Treatment of Equity Awards

Equity awards made to employees including the Named Executive Officers generally provide for the immediate accelerated vesting of the award, including stock options, performance-based stock options, SARs, time-based restricted stock and performance-based restricted stock (regardless of whether or not the performance target is ultimately met) upon a change in control of the Company regardless of whether a termination occurs.

Estimated Cost of Termination Benefits

The amounts of estimated incremental compensation and benefits payable to the Named Executive Officers assuming a qualifying termination of employment as of November 30, 2012, are shown in the following table.

Name	Cash Severance
Scott J. Seymour Termination without Cause	$2,652,500
Scott J. Seymour Termination with Change in Control	3,817,500
Kathleen E. Redd	—
Warren M. Boley, Jr.	—
Richard W. Bregard	—
Christopher C. Cambria	—

As of November 30, 2012, there are no other scenarios other than what is discussed in this section in which a Named Executive Officer would get benefits above and beyond normal employee policy.

Security Ownership of Certain Beneficial Owners

The Company believes that the following table is an accurate representation of beneficial owners of more than 5% of the 60,556,327 shares of the Common Stock outstanding as of January 31, 2013. The table is based on reports of Schedule 13D and Schedule 13G filed with the SEC on or prior to February 13, 2013.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	8,575,486 (1)	14.2%
Marcato Capital Management LLC 235 Pine Street, Suite 1650 San Francisco, CA 94104	5,681,571 (2)	9.4%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,764,991 (3)	7.9%
Steel Partners Holdings L.P. 590 Madison Avenue 32nd Floor New York, NY 10022	4,065,737 (4)	6.7%
GenCorp Retirement Savings Plans c/o Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109	3,204,262 (5)	5.3%
The Vanguard Group, Inc.	3,122,498(6)	5.2%
100 Vanguard Boulevard
Malvern, PA 19355

(1)

Includes shares beneficially owned by Mario J. Gabelli and various affiliated entities, including Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., GGCP, Inc., and GAMCO Investors, Inc. Gabelli Funds, LLC reported sole voting power and sole dispositive power with respect to 3,112,073 shares. GAMCO Asset Management Inc. reported sole voting power with respect to 4,575,213 shares and sole dispositive power with respect to 4,668,213 shares. Teton Advisors, Inc. reported sole voting power and sole dispositive power with respect to 775,200 shares. GGCP, Inc. reported sole voting power and sole dispositive power with respect to 20,000 shares. GAMCO Investors, Inc. reported sole voting power and sole dispositive power with respect to

0 shares. Includes 622,140 shares with respect to which the reporting persons have the right to acquire beneficial ownership upon conversion of the Company’s 4 1/16% and 2 1/4% convertible subordinated debentures. All of the foregoing information is according to Amendment No. 49 to a Schedule 13D dated October 26, 2010 and filed with the SEC on October 26, 2010.

(2)

Marcato Capital Management LLC and Richard T. McGuire III reported shared voting power and shared dispositive power with respect to 5,681,571 shares. Mr. McGuire is the managing member of Marcato Capital Management LLC. The foregoing information is according to a Schedule 13G dated February 14, 2012 and filed with the SEC on February 14, 2012.

(3)

BlackRock, Inc. reported sole voting power and sole dispositive power with respect to the 4,764,991 shares. The foregoing information is according to Amendment No. 3 to a Schedule 13G dated February 4, 2013 and filed with the SEC on February 8, 2013.

(4)

Consists of shares owned directly by SPH Group Holdings LLC (“SPHG Holdings”). Steel Partners Holdings L.P. (“Steel Holdings”) owns 99% of the membership interests of SPH Group LLC (“SPHG”). SPHG is the sole member of SPHG Holdings. Steel Partners Holdings GP Inc. (“Steel Partners GP”) is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. By virtue of these relationships, each of Steel Holdings, SPHG and Steel Holdings GP may be deemed to beneficially own the shares owned directly by SPHG Holdings. Each of the foregoing may be deemed to have shared voting and dispositive power with respect to such shares. All of the foregoing information is according to Amendment No. 21 to a Schedule 13D dated January 3, 2012 and filed with the SEC on January 3, 2012.

(5)	Shares held as of December 31, 2012 by Fidelity Management Trust Company, the Trustee for the GenCorp Retirement Savings Plan.

(6)

The Vanguard Group, Inc. reported sole voting power with respect to 95,705 shares, sole dispositive power with respect to 3,030,393 shares and shared dispositive power with respect to 92,105 shares. The foregoing information is according to a Schedule 13G dated February 7, 2013 and filed with the SEC on February 13, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and certain officers and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. The SEC also requires such persons to furnish the Company with copies of the Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms that the Company has received, the Company believes that all of its Directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2012.

PROPOSAL 2

2013 EMPLOYEE STOCK PURCHASE PLAN

On February 14, 2013, the Board, upon the recommendation and approval of the Organization & Compensation Committee adopted the GenCorp Inc. 2013 Employee Stock Purchase Plan (the “2013 ESPP”) and reserved 1,500,000 shares of GenCorp common stock for issuance thereunder. The 2013 ESPP will be effective January 1, 2014, subject to shareholder approval within 12 months of Board approval.

The Company’s shareholders are being asked to approve the 2013 ESPP and the Board’s reservation of shares under the 2013 ESPP for the purpose of qualifying such shares for special tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Summary of the 2013 ESPP

The principal features of the 2013 ESPP are summarized below. The following summary of the 2013 ESPP does not purport to be a complete description of all of the provisions of the 2013 ESPP. It is qualified in its entirety by reference to the complete text of the 2013 ESPP, which has been filed with the SEC as Exhibit A to this proxy statement. Any shareholder who wishes to obtain a copy of the 2013 ESPP may do so upon written request to the Secretary at the Company’s principal executive offices.

General.    The purpose of the 2013 ESPP is to provide employees of the Company and its designated subsidiaries and affiliates with an opportunity to purchase the Company’s common stock and, therefore, to have an additional incentive to contribute to the prosperity of the Company.

Administration.    The 2013 ESPP is administered by a committee (the “Committee”) appointed by the Board, which will initially be the Benefits Management Committee. The Committee has full power to interpret the 2013 ESPP, and the decisions of the Board and the Committee are final and binding upon all participants.

Eligibility.    Any employee of the Company or any Company subsidiary or affiliate designated by the Committee who is regularly employed for at least 20 hours per week and more than five months in a calendar year on an Entry Date (as defined below) is eligible to participate in the 2013 ESPP during the Offering Period (as defined below) beginning on that Entry Date, subject to administrative rules established by the Committee. However, no employee is eligible to participate in the 2013 ESPP to the extent that, immediately after the grant, that employee would have owned 5% of either the voting power or the value of the Company’s common stock, and no employee’s rights to purchase the Company’s common stock pursuant to the 2013 ESPP may accrue at a rate that exceeds $25,000 per calendar year. Eligible employees become participants in the 2013 ESPP by filing with the Company an enrollment agreement authorizing payroll deductions on a date set by the Committee prior to the applicable Entry Date. As of January 31, 2013, approximately 3,400 employees of the Company and our subsidiaries and affiliates would be eligible to participate in the 2013 ESPP.

Participation in an Offering.    The 2013 ESPP is implemented by offering periods lasting for six months (an “Offering Period”). If shareholders approve the 2013 ESPP, the first six-month Offering Period will begin on January 1, 2014. Common stock is purchased under the 2013 ESPP every six months on the last trading day of each Offering Period (a “Purchase Date”), unless the participant becomes ineligible, withdraws or terminates employment earlier. The Entry Date is the first trading day of the Offering Period. To participate in the 2013 ESPP, each eligible employee must authorize contributions pursuant to the 2013 ESPP, which will generally be collected through payroll deductions. Such payroll deductions may not exceed 10% of a participant’s eligible compensation and are also subject to the limitations discussed above. A participant may increase or decrease his or her rate of contribution through payroll deductions at any time, but at no time may such rate of contribution exceed 10%. Each participant who has elected to participate is automatically granted an option to purchase shares of common stock on his or her Entry Date. The option expires at the end of the Offering Period, upon termination of employment, or if the employee becomes ineligible, whichever is earlier, but is exercised at the end of each Offering Period to the extent of the contributions accumulated during such Offering Period. The number of shares that may be purchased by an employee in any Offering Period, subject to the limitations discussed above, may not exceed 500 shares of common stock.

Purchase Price; Shares Purchased.    Shares of common stock may be purchased under the 2013 ESPP at a price not less than 85% of the fair market value of the common stock on the last trading day of the Offering Period; however, the Committee has the discretion to adjust the purchase price in the future so long as it is not less than 85% of the fair market value of the common stock on the last trading day of the Offering Period. The shares shall be retained for a thirty (30) day period of time or such longer period of time as may be required by the Committee. The Committee may establish other procedures to permit tracking of disqualifying dispositions of such shares. On January 31, 2013, the closing price per share of the Company’s common stock was $10.73. The number of whole shares of the Company’s common stock a participant purchases in each Offering Period is determined by dividing the total amount of the participant’s contributions during that Offering Period by the purchase price, subject to the 500 share limit.

Termination of Employment.    Termination of a participant’s employment for any reason, including death, immediately cancels his or her option and participation in the 2013 ESPP. In such event, the contributions credited to the participant’s account will be returned without interest to him or her or, in the case of death, to the person or persons entitled to those contributions.

Adjustments upon Changes in Capitalization, Merger or Sale of Assets.    In the event that the Company’s common stock is changed by reason of any stock split, stock dividend, combination, recapitalization or other similar changes in the Company’s capital structure effected without the receipt of consideration, appropriate proportional adjustments may be made in the number of shares of stock subject to the 2013 ESPP, the number of shares of stock to be purchased pursuant to an option and the price per share of common stock covered by an option. Any such adjustment will be made by the Board, whose determination shall be conclusive and binding. In the event of a proposed sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with another company, the Board may determine that each option will be assumed by, or an equivalent option substituted by, the successor company or its affiliates, that the Purchase Date will be accelerated, or that all outstanding options will terminate and accumulated payroll deductions will be refunded.

Amendment and Termination of the Plan.    The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the 2013 ESPP, or revise or amend it in any respect whatsoever, provided that the 2013 ESPP may not be amended in any way that would cause the 2013 ESPP, if such amendment were not approved by the Company’s shareholders, to fail to comply with (i) the requirements for employee stock purchase plans under Section 423 of the Code (except as may relate to a Non-423 Plan) or (ii) any other requirement of applicable law or regulation, unless and until shareholder approval is obtained. The 2013 ESPP will continue until January 1, 2024, unless otherwise terminated by the Board.

Withdrawal.    Generally, a participant may withdraw from the 2013 ESPP during an Offering Period prior to the change enrollment deadline established by the Committee. The Committee may establish rules limiting the frequency with which participants may withdraw and re-enroll in the plan and may establish a waiting period for participants wishing to re-enroll.

New Plan Benefits.    Because benefits under the 2013 ESPP will depend on employees’ elections to participate and the fair market value of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the 2013 ESPP is approved by the shareholders. Non-employee directors are not eligible to participate in the 2013 ESPP.

U.S. Federal Income Tax Consequences

If the Company’s shareholders approve this proposal, the 2013 ESPP, and the right of participants to make purchases thereunder, should qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2013 ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the applicable Entry Date and more than one year from the date of transfer of the shares to the participant, then the participant generally will recognize ordinary income measured as the lesser of (i) the excess of the amount received upon such sale or disposition over the purchase price, or (ii) an amount equal to the difference between the purchase price and fair market value of the shares as of the Entry Date. Any additional gain should be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to the Company.

The foregoing is only a summary of the effect of U.S. federal income taxation upon participants and the Company with respect to the 2013 ESPP based on the U.S. Federal income tax laws in effect as of the date of this proxy statement. It is not intended to be exhaustive and does not discuss the tax consequences arising in the context of the employee’s death or the income tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable or the gift, estate, or any tax law other than U.S. federal income tax law. Because individual circumstances may vary, the Company advises all recipients to consult their own tax advisor concerning the tax implications of participation in the 2013 ESPP.

Registration with the SEC

We intend to file a registration statement on Form S-8 relating to the issuance of common stock under the 2013 ESPP with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable if the 2013 ESPP is approved by our shareholders.

Vote Required and Board Recommendation

The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is necessary to approve this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote.

The Board unanimously recommends a vote FOR the approval of the GenCorp 2013 Employee Stock Purchase Plan.

PROPOSAL 3

ADVISORY VOTE ON GENCORP’S EXECUTIVE COMPENSATION PROGRAM

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company is providing its shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in the Compensation Discussion and Analysis, the Company’s executive compensation program is designed to support our business goals and promote both short-term and long-term growth and directly link pay to performance. The compensation program for executive officers has historically consisted of the following principal elements: short-term compensation, including base salaries and annual cash incentive awards; long-term compensation equity incentive awards, including restricted stock, stock options and cash-settled SARs; and in-service and post-retirement/employment benefits.

We are asking shareholders to indicate their support for the compensation of the executive officers named in the “Summary Compensation Table” included in this Proxy Statement (referred to as the “Named Executive Officers”). This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the Named Executive Officers’ compensation. Accordingly, we will ask shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Organization & Compensation Committee or our Board of Directors. The Board of Directors and the Organization & Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Organization & Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board.

The Board unanimously recommends a vote FOR the advisory approval of GenCorp’s Executive Compensation Program.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PwC, an independent registered public accounting firm, to serve as the Company’s independent auditors for fiscal year 2013. The Audit Committee is submitting Proposal 4 to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent auditors, whether or not the Company’s shareholders ratify the appointment.

Representatives of PwC are expected to be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so and respond to appropriate questions.

The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is necessary to approve Proposal 4, the ratification of the appointment of the Company’s independent auditors. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on Proposal 4. The persons named in the accompanying form of proxy intend to vote such proxies to ratify the appointment of PwC unless a contrary choice is indicated.

The Board unanimously recommends a vote FOR the ratification of the appointment of PwC as the Company’s independent auditors for fiscal year 2013.

Audit Fees

Audit fees billed for professional services rendered by them for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, or services that are normally provided in connection with statutory audits were:

	Fiscal Year Ended
	2012	2011
	In Thousands
Audit fees	$2,898	$2,747

Audit-Related Fees

Audit related fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, and are not reported under “Audit Fees” above were:

	Fiscal Year Ended
	2012	2011
	In Thousands
Audit-related fees	$309	$50

Audit-related fees consisted of services relating to a potential business acquisition and the financing thereof.

Tax Fees

Tax fees billed for professional services rendered by them for tax compliance, tax advice and tax planning were:

	Fiscal Year Ended
	2012	2011
	In Thousands
Tax fees	$19	$36

All Other Fees

All other fees billed for products and services provided by them, other than those reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” were:

	Fiscal Year Ended
	2012	2011
	In Thousands
All other fees	$237	$50

Audit fees relating to audits of the Company’s Pension Plan and Retirement Savings Plan (the “Plans”) are not included in the above amounts as they are paid out of the assets of the Plans.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.

Prior to engagement of the independent auditors for the next year’s audit, management will submit an aggregate of services expected to be rendered during the year for Audit, Audit-Related, Tax and Other Fees for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the fiscal year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. None of the services described above was approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Other Business

As of the time this Proxy Statement was printed, the Company was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but, if other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy pursuant to discretionary authority conferred thereby, to vote the proxy in accordance with their best judgment on such matters.

Submission of Shareholder Proposals

Shareholders who intend to have their proposals considered for inclusion in the Company’s proxy materials related to the 2014 annual meeting of shareholders must submit their proposals to the Company no later than October 18, 2013. Shareholders who intend to present a proposal at the 2014 annual meeting of shareholders without inclusion of that proposal in the Company’s proxy materials are required to provide notice of their proposal to the Company no later than January 1, 2014. The Company’s Proxy Statement for the 2014 annual meeting of shareholders will grant authority to the persons named in the proxy card to exercise their voting discretion with respect to any proposal of which the Company does not receive notice by January 1, 2014. All proposals for inclusion in the Company’s proxy materials and notices of proposals should be sent to Chairman of the Corporate Governance & Nominating Committee, c/o Secretary, GenCorp Inc., 2001 Aerojet Road, Rancho Cordova, CA 95742.

It is important that proxies be voted promptly; therefore, shareholders who do not expect to attend in person are urged to vote by either (a) using the toll-free telephone number shown on your proxy card, (b) casting your vote electronically at the web site listed on your proxy card, or (c) if you have requested a full set of proxy materials to be sent to you, completing, signing, dating and promptly returning the accompanying proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

/s/    KATHLEEN E. REDD

Vice President,

Chief Financial Officer

and Assistant Secretary

February 15, 2013

EXHIBIT A

GENCORP INC.

2013 EMPLOYEE STOCK PURCHASE PLAN

1	PURPOSE.

The purpose of this Plan is to provide an opportunity for Employees of GenCorp Inc. (the “Corporation”) and its Designated Affiliates to purchase Common Stock of the Corporation and thereby to have an additional incentive to contribute to the prosperity of the Corporation. It is the intention of the Corporation that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, although the Corporation makes no undertaking nor representation to maintain such qualification. In addition, this Plan document authorizes the grant of options under a non-423 Plan which do not qualify under Section 423 of the Code pursuant to rules, procedures or sub-plans adopted by the Board (or its designate) designed to achieve desired tax or other objectives.

2	DEFINITIONS.

(a)

“Affiliate” shall mean any (i) Subsidiary and (ii) any other entity other than the Corporation in an unbroken chain of entities beginning with the Corporation if, at the time of the granting of the option, each of the entities, other than the last entity in the unbroken chain, owns or controls 50 percent or more of the total ownership interest in one of the other entities in such chain.

(b)	“Board” shall mean the Board of Directors of the Corporation.

(c)	“Code” shall mean the Internal Revenue Code of 1986, of the USA, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.

(d)	“Code Section 423 Plan” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Code Section 423.

(e)	“Committee” shall mean the committee appointed by the Board in accordance with Section 14 of the Plan.

(f)	“Common Stock” shall mean the Common Stock of the Corporation, or any stock into which such Common Stock may be converted.

(g)

“Compensation” shall mean an Employee’s base cash compensation, commissions and shift premiums paid on account of personal services rendered by the Employee to the Corporation or a Designated Affiliate, but shall exclude payments for overtime, incentive compensation, incentive payments and bonuses, with any modifications determined by the Committee. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.

(h)

“Contributions” shall mean the payroll deductions (to the extent permitted under applicable local law) and other additional payments that the Corporation may allow to be made by a Participant to fund the exercise of options granted pursuant to the Plan if payroll deductions are not permitted under applicable local law.

(i)	“Corporation” shall mean GenCorp Inc., an Ohio corporation.

(j)

“Designated Affiliate” shall mean an Affiliate that has been designated by the Committee as eligible to participate in the Plan with respect to its Employees. In the event the Designated Affiliate is not a Subsidiary, it shall be designated for participation in the Non-423 Plan.

(k)

“Employee” shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder or as otherwise determined under applicable local law) by the Corporation or a Designated Affiliate on the Corporation’s or such Designated Affiliate’s payroll records during the relevant participation period. Employees shall not include individuals whose customary employment is for not more than five (5) months in any calendar year (except those Employees in such category the exclusion of whom is not permitted under applicable local law) or individuals classified as independent contractors.

(l)	“Entry Date” shall mean the first Trading Day of the Offering Period.

(m)

“Fair Market Value” shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on the New York Stock Exchange on the date of determination if that date is a Trading Day, or if the date of determination is not a Trading Day, the last market Trading Day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(n)	“Non-423 Plan” shall mean an employee stock purchase plan which does not meet the requirements set forth in Code Section 423.

(o)

“Offering Period” shall mean the period of six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after January 1 and July 1, respectively. The duration and timing of Offering Periods may be changed or modified by the Committee.

(p)	“Participant” shall mean a participant in the Plan as described in Section 5 of the Plan.

(q)	“Plan” shall mean this Employee Stock Purchase Plan which includes: (i) a Code Section 423 Plan and (ii) a Non-423 Plan.

(r)	“Purchase Date” shall mean the last Trading Day of each Offering Period.

(s)

“Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Purchase Date; provided however, that the Purchase Price may be adjusted by the Committee pursuant to Section 7.4.

(t)	“Shareowner” shall mean a record holder of shares entitled to vote shares of Common Stock under the Corporation’s Code of Regulations.

(u)	“Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, as described in Code Section 424(f).

(v)	“Trading Day” shall mean a day on which U.S. national stock exchanges and the national market system are open for trading.

3	ELIGIBILITY.

Any Employee regularly employed on a full-time or part-time (20 hours or more per week on a regular schedule) basis, or on any other basis as determined by the Corporation (if required under applicable local law) for purposes of the Non-423 Plan or any separate offering under the Code Section 423 Plan, by the Corporation or by any Designated Affiliate on an Entry Date shall be eligible to participate in the Plan with respect to the Offering Period commencing on such Entry Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one pay period) prior to an Entry Date to be eligible to participate with respect to the Offering Period beginning on that Entry Date. The Committee may also determine that a designated group of highly compensated Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of “highly compensated employee” in Code Section 414(q). No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)) shares of stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Corporation, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Subsidiaries. All Employees who participate in the same offering under the Plan shall have the same rights and privileges under such offering, except for differences that may be needed to facilitate compliance with applicable local law, as determined by the Corporation and that are consistent with Code Section 423(b)(5); provided, however, that Employees participating in the Non-423 Plan by means of rules, procedures or sub-plans adopted pursuant to Section 15 need not have the same rights and privileges as Employees participating in the Code Section 423 Plan. The Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

If a Participant receives a hardship distribution from the Corporation’s or a Designated Affiliate’s qualified cash or deferred arrangement, such Participant shall cease participation in the Plan and shall be unable to resume participation in the Plan until the later of six months from the date of the hardship distribution or such later date as provided in the Corporation’s or a Designated Affiliate’s qualified cash or deferred arrangement.

4	OFFERING PERIODS.

The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 of each year, or on such other date as the Committee shall determine, and continuing thereafter for six (6) months or until terminated pursuant to Section 13 hereof. The Committee shall have the authority to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without Shareowner approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5	PARTICIPATION.

5.1

An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by completing and submitting, on a date prescribed by the Committee prior to an applicable Entry Date, a completed payroll deduction authorization or, if applicable local law prohibits payroll deductions for the purpose of the Plan, other authorization stating the amount of Contributions to the Plan expressed as any whole percentage up to ten percent (10%) of the eligible Employee’s Compensation and Plan enrollment form provided by the Corporation or by following an electronic or other enrollment process as prescribed by the Committee. Where applicable local law prohibits payroll deductions for the purpose of the Plan, the Corporation may permit a Participant to contribute amounts to the Plan through payment by cash, check or other means set forth in the Plan enrollment form prior to each Purchase Date of each Offering Period. An eligible Employee may authorize Contributions at the rate of any whole percentage of the Employee’s Compensation, not to exceed ten percent (10%) of the Employee’s Compensation. All payroll deductions may be held by the Corporation and commingled with its other corporate funds where administratively appropriate, except where applicable local law requires that Contributions to the Plan from Participants be segregated from the general corporate funds and/or deposited with an independent third party. No interest shall be paid or credited to the Participant with respect to such Contributions, unless required by local law. The Corporation shall maintain a separate bookkeeping account for each Participant under the Plan and the amount of each Participant’s Contributions shall be credited to such account. A Participant may not make any additional payments into such account.

5.2

Under procedures established by the Committee, a Participant may withdraw from the Plan during an Offering Period, by completing and filing a new payroll deduction authorization or, if applicable local law prohibits payroll deductions for the purpose of the Plan, other Contribution authorization and Plan enrollment form with the Corporation or by following electronic or other procedures prescribed by the Committee, prior to the change enrollment deadline established by the Corporation. If a Participant withdraws from the Plan during an Offering Period, his or her accumulated Contributions will be refunded to the Participant without interest (unless required by local law). The Committee may, subject to the requirements applicable to qualified cash or deferred arrangements set forth in the last paragraph of Section 3 hereof, establish rules limiting the frequency with which Participants may withdraw and re-enroll in the Plan and may impose a waiting period on Participants wishing to re-enroll following withdrawal.

5.3

A Participant may change his or her rate of Contributions at any time by filing a new payroll deduction authorization or, if applicable local law prohibits payroll deductions for the purpose of the Plan, other authorization stating the amount of Contributions to the Plan expressed as any whole percentage up to ten percent (10%) of the eligible Employee’s Compensation and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of Contributions, the rate of Contributions shall continue at the originally elected rate throughout the Offering Period and future Offering Periods. In accordance with Section 423(b)(8) of the Code, the Committee may reduce a Participant’s Contributions to zero percent (0%) at any time during an Offering Period.

6	TERMINATION OF EMPLOYMENT.

In the event any Participant terminates employment with the Corporation or any of its Designated Affiliates for any reason (including death) prior to the expiration of an Offering Period, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest. Whether a termination of employment has occurred shall be determined by the Committee (subject to any post-employment participation period required by law). The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Designated Affiliates, Affiliates and the Corporation, and the Committee may establish termination-of-employment procedures for this Plan that are independent of similar rules established under other benefit plans of the Corporation and its Affiliates.

7	OFFERING.

7.1

Subject to adjustment as set forth in Section 10, the maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be 1,500,000 shares. If, on a given Purchase Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Corporation shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

7.2

Each Offering Period shall be determined by the Committee. Unless otherwise determined by the Committee, the Plan will operate with successive six (6) month Offering Periods commencing at the beginning of each fiscal year half. The Committee shall have the power to change the duration of future Offering Periods, without Shareowner approval, and without regard to the expectations of any Participants.

7.3	Each eligible Employee who has elected to participate as provided in Section 5.1 shall be granted an option to purchase that number of shares of Common Stock (not to exceed 500 shares, subject to adjustment under Section 10 of the Plan) which may be purchased with the Contributions accumulated on behalf of such Employee during each Offering Period at the Purchase Price specified in Section 7.4 below, subject to the additional limitation that no Employee shall be granted an option to purchase Common Stock under the Plan and all employee stock purchase plans of the Corporation and its Subsidiaries intended to be Code Section 423 plans, at a rate which exceeds U.S. twenty-five thousand dollars (U.S. $25,000) of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. Notwithstanding the foregoing, stock purchase under a Non-423 Plan shall not limit the amount that a Participant may purchase under Section 7.3. For purposes of the Plan, an option is “granted” on a Participant’s Entry Date. An option will expire upon the earlier to occur of (i) the termination of a Participant’s participation in the Plan; or (ii) the termination of an Offering Period. This section shall be interpreted so as to comply with Code Section 423(b)(8). To the extent permissible under Code Section 423 and the regulations thereunder, any amounts that remain in the Participant’s Account because of a share limitation shall be carried over to the next Offering Period.

7.4

The Purchase Price under each option shall be a percentage (not less than eighty-five percent (85%)) established by the Committee (“Designated Percentage”) of the Fair Market Value of the Common Stock on the Purchase Date on which the Common Stock is purchased. The Committee may change the Designated Percentage with respect to any future Offering Period, but not below eighty-five percent (85%), and the Committee may determine with respect to any prospective Offering Period that the option price shall be the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date.

7.5

For purposes of the Code Section 423 Plan only, and unless the Committee otherwise determines, each Designated Affiliate shall be deemed to participate in a separate offering from the Corporation or any other Designated Affiliate, provided that the terms of participation within any such offering are the same for all Participants in such offering, as determined under Code Section 423.

8	PURCHASE OF STOCK.

Upon the expiration of each Offering Period, a Participant’s option shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated Contributions credited to the Participant’s account at that time shall purchase at the applicable Purchase Price. Any amounts that remain in the Participant’s Account shall be carried over to the next Offering Period. Notwithstanding the foregoing, the Corporation or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance contributions which the Corporation or its Designated Affiliate is required or permitted by applicable law or regulation of any governmental authority to withhold. Each Participant, however, shall be responsible for payment of all individual tax and social insurance contribution liabilities arising under the Plan.

9	PAYMENT AND DELIVERY.

As soon as practicable after the exercise of an option, the Corporation shall deliver to the Participant a record of the Common Stock purchased and the balance of any amount of Contributions credited to the Participant’s account not used for the purchase, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Corporation, and the Committee may utilize electronic or automated methods of share transfer. The shares shall be retained with such broker or agent for a thirty (30) day period of time or such longer period of time as may be required by the Committee. The Committee may establish other procedures to permit tracking of disqualifying dispositions of such shares. The Corporation shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. Except as otherwise provided herein, no Participant shall have any voting, dividend, or other Shareowner rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 9.

10	RECAPITALIZATION.

If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the price per share of Common Stock covered by an option and the maximum number of shares specified in Section 7.1 may be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

The Board’s determinations under this Section 10 shall be conclusive and binding on all parties.

11	MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.

In the event of the proposed liquidation or dissolution of the Corporation, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest (except as may be required by applicable local law, as determined by the Corporation) to the Participants.

In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with or into another corporation, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, or (3) all outstanding options shall terminate and the accumulated Contributions will be refunded without interest to the Participants.

12	TRANSFERABILITY.

Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as set forth in Section 22 and as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 5.2.

13	AMENDMENT OR TERMINATION OF THE PLAN.

13.1	The Plan shall continue until January 1, 2024 unless otherwise terminated in accordance with Section 13.2.

13.2

The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever; provided that the Plan may not be amended in any way that would cause the Plan, if such amendment were not approved by the Corporation’s shareholders, to fail to comply with (i) the requirements for employee stock purchase plans under Section 423 of the Code (except as may relate to a Non-423 Plan) or (ii) any other requirement of applicable law or regulation, unless and until shareholder approval is obtained.

14	ADMINISTRATION.

The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and whom the Board may remove at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Corporation shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

15	COMMITTEE RULES FOR FOREIGN JURISDICTIONS AND THE NON-423 PLAN.

15.1

The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of Contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local legal requirements.

15.2

The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations, which rules, procedures or sub-plans may be designed to be outside the scope of Code Section 423. The terms of such rules, procedures or sub-plans may take precedence over other provisions of this Plan, with the exception of Section 7.1, but unless otherwise expressly superseded by the terms of such rule, procedure or sub-plan, the provisions of this Plan shall govern the operation of the Plan. To the extent inconsistent with the requirements of Code Section 423, such rules, procedures or sub-plans shall be considered part of the Non-423 Plan, and the options granted thereunder shall not be considered to comply with Section 423.

16	SECURITIES LAWS REQUIREMENTS.

The Corporation shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

17	GOVERNMENTAL REGULATIONS.

This Plan and the Corporation’s obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

18	NO ENLARGEMENT OF EMPLOYEE RIGHTS.

Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ or service of the Corporation or any Designated Affiliate or to interfere with the right of the Corporation or Designated Affiliate to discharge any Employee at any time.

19	GOVERNING LAW.

This Plan shall be governed by the laws of the State of Ohio, U.S.A., without regard to that State’s choice of law rules.

20	EFFECTIVE DATE.

This Plan shall be effective January 1, 2014, subject to approval of the Shareowners of the Corporation within 12 months before or after its adoption by the Board.

21	REPORTS.

Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of Contributions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any. The Committee shall also file the appropriate reports with the IRS required under Code Section 6039(a) and provide the statements to Participants required under Code Section 6039(b).

22	DESIGNATION OF BENEFICIARY FOR OWNED SHARES.

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Corporation during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

GENCORP

GENCORP INC.

REBECCA A. BAUER

P.O. BOX 537012

SACRAMENTO, CA 95853-7012

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

1 1

1 OF 2

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote

FOR the following:

1. Election of Directors

Nominees 01 Thomas A, Corcoran 02 James R. Henderson 03 Warren G. Lichtenstein 04 David A. Lorber 05 Merrill A. McPeak

06 James H. Perry 07 Scott J. Seymour 08 Martin Turchin

The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain

2 . To consider and approve the 2013 Employee Stock Purchase Plan.

3 . To consider and approve an advisory resolution regarding the compensation of GenCorp’s Named Executive Officers.

4 . To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors of the Company for the fiscal year ending November 30, 2013.

NOTE: To consider and act on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # Signature [PLEASE SIGN WITHIN BOX] Date JOB #

Signature (Joint Owners) Date

SEQUENCE # 02 0000000000

0000156274_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report 10-K Wrap is/are available at www.proxyvote.com.

GENCORP INC.

PROXY FOR HOLDERS OF COMMON STOCK SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kathleen E. Redd and Christopher C. Cambria, and each of them, his or her proxy, with the power of substitution, to vote all shares of Common Stock of GenCorp which the undersigned is entitled to vote at the annual meeting of shareholders to be held at the Omni Berkshire Place, 21 East 52nd Street, New York, New York on March 27, 2013 at 9:00 a.m. local time, and at any adjournments or postponements thereof, and appoints the proxyholders to vote as directed below and in accordance with their sole judgment on matters incident to the conduct of the meeting and on such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO CONTRARY DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL OF THE BOARD’S NOMINEES IN PROPOSAL 1; FOR PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE PROXYHOLDERS’ SOLE JUDGMENT ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

0000156274_2 R1.0.0.51160

.FIDELITY INVESTMENTS P.O. BOX 9112 FARMINGDALE, NY 11735

To vote by Internet

1) Read the Proxy Statement and have this card at hand.

2) Go to www.proxyvote.com

3) Follow the on-line instructions.

To vote by Telephone

1) Read the Proxy Statement and have this card at hand.

2) Call toll-free at 1-800-690-6903

3) Follow the recorded instructions.

To vote by Mail

1) Read the Proxy Statement.

2) Check the appropriate boxes on this card.

3) Sign, date and return the card in the enclosed envelope provided.

If you vote by Internet or Telephone, please do not mail your card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51889-Z59375

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

GENCORP INC.

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees:

01) Thomas A, Corcoran 05) Merrill A. McPeak 02) James R. Henderson 06) James H. Perry 03) Warren G. Lichtenstein 07) Scott J. Seymour 04) David A. Lorber

08) Martin Turchin

For Against Abstain

2. To consider and approve the 2013 Employee Stock Purchase Plan.

3. To consider and approve an advisory resolution regarding the compensation of GenCorp’s Named Executive Officers.

4. To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors of the Company for the fiscal year ending November 30, 2013.

NOTE: To consider and act on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report are available at www.proxyvote.com.

Please fold and detach card at perforation before mailing

M51890-Z59375

GENCORP INC.

ANNUAL MEETING OF SHAREHOLDERS-MARCH 27, 2013

THIS INSTRUCTION CARD IS SOLICITED BY FIDELITY MANAGEMENT TRUST COMPANY ON BEHALF OF THE GENCORP INC. BOARD OF DIRECTORS

As a participant in the GenCorp Retirement Savings Plan, you have the right to instruct Fidelity Management Trust Company, as trustee for the plan, to vote the shares of GenCorp attributable to your plan account as you have directed at the Annual Meeting of Shareholders to be held on March 27, 2013. Your voting instructions will be tabulated confidentially. Only Fidelity will have access to your individual voting instructions.

Unless otherwise required by law, the shares attributable to your plan account will be voted as directed; if no direction is made, if the card is not signed, or if the card is not received by March 22, 2013, the shares attributable to your plan account will be voted in the same proportion as shares for which the trustee has received voting instructions.

PLEASE SIGN AND DATE ON THE REVERSE SIDE